Exhibit 10.11

AGREEMENT of LEASE, made as of this 2nd day of February, 2006, between 500 Long Beach, LLC, a Connecticut limited liability company with an office at 300 Long Beach Boulevard, Stratford, Connecticut 06615, hereinafter referred to as Owner, and St. Acquisition Company, a Connecticut corporation with an office at 600 Long Beach Boulevard Stratford, Connecticut 06615, hereinafter referred to as Tenant, WITNESSETH:

Owner hereby leases to Tenant and Tenant hereby hires from Owner approximately 35,000 rentable square feet of space in the building known as 500 Long Beach Boulevard which demised premises are more specifically set forth in the floor plan annexed hereto as Exhibit A, for the term of ten (10) years (or until such term shall sooner cease and expire as hereinafter provided) as set forth in Article 33 hereof at the annual rate specified in Article 63 hereof, which Tenant agrees to pay in equal monthly installments in advance on the first day of each month during said term, at the office of Owner or such other place as Owner may designate, without any setoff or deduction whatsoever, except that Tenant shall pay the first monthly installment on the execution hereof. 500 Long Beach Boulevard is currently being constructed. Upon completion the building will be 117,000 square feet on approximately 7.2 acres of land hereafter all of which is referred to as the “Property” and which is owned by 500 Long Beach LLC.

The parties hereto, for themselves, their heirs, distributees, executors, administrators, legal representatives, successors and permitted assigns, hereby covenant as follows:

1.    Peaceful Possession: The Owner covenants that the Tenant, on paying the said rental and performing the covenants and condition in this lease contained, shall and may peaceably and quietly have, hold and enjoy the demised premises for the term aforesaid.

2.    Purpose: The Tenant covenants and agrees to use the demised premises for general offices, warehouse, storage and distribution and for any other lawful use, provided such use is in accordance with the Certificate of Occupancy for the building, and agrees not to use or permit the premises to be used for any other purpose without the prior written consent of the Owner.

3.    Default Payment of Rent: The Tenant shall, without any previous demand therefore, pay to the Owner, or its agent, the said rent at the times and in the manner above provided. In the event of the non-payment of said rent, or any installment thereof, at the times and in the manner above provided, and if the same shall remain in default for more than fifteen (15) days after becoming due, or if the Tenant shall be dispossessed for non-payment of rent, or if the leased premises shall be deserted or vacated for more than fifteen (15) days, the Owner or its agents shall have the right to and may enter the said premises as the agent of the Tenant, either by force or otherwise, without being liable for any prosecution or damages therefore, and may relet the premises as the agent of the Tenant, and receive the rent therefore, upon such terms as shall be satisfactory to the Owner, and all rights of the Tenant to repossess the premises under this lease shall be forfeited. Such re-entry by the Owner shall not operate to release the Tenant from any rent to be paid or covenants to be performed hereunder during the full term of this lease. For the purpose of reletting, the Owner shall be authorized to make such repairs or alterations in or to the leased premises as may be necessary to place the same in good order and condition. The tenant shall be liable to the Owner for the cost of such repairs or alterations, and all expenses of such reletting.

If the sum realized or to be realized from the reletting is insufficient to satisfy the monthly or term rent provided in this lease, the Owner, at its option, may require the Tenant to pay such deficiency month by month, or may hold the Tenant in advance for the entire deficiency to be realized during the term of the reletting. The Tenant shall not be entitled to any surplus accruing as a result of the reletting. The Tenant agrees to pay, as additional rent, all attorneys’ fees and other expenses incurred by the Owner in enforcing any of the obligations under this lease. Notwithstanding the aforesaid, Owner will use customary and reasonable efforts to mitigate its damages.

4.    Condition of Premises, Repairs and Alterations: The Tenant shall keep the demised premises in good condition, and shall redecorate, paint and renovate said premises as may be necessary to keep them in repair and good appearance. Tenant shall at its expense, make all repairs of any nature to the demised premises or the building caused by the negligence of Tenant, its servants, employees, invitees or licensees or caused by the moving of Tenant’s fixtures, furniture or equipment. The Tenant shall quit and surrender the premises at the end of the demised term in as good condition as the reasonable use thereof will permit. The Tenant shall not make any alterations, additions, or improvements to said premises without the prior written consent of the Owner. Tenant shall, at its expense, prior to making any permitted alterations, obtain all permits, approvals and certificates required by any applicable governmental entities and upon completion obtain certificates of final approval thereof and develop duplicates of all such permits, approvals and certificates to Owner. All erections, alterations, additions and improvements, whether temporary or permanent in character, which may be made upon the premises either by the Owner or the Tenant, except furniture or moveable trade fixtures installed at the expense of the Tenant, shall be the property of the Owner and shall remain upon and be surrendered with the premises as a part thereof at the termination of this lease, without compensation to the Tenant, unless Owner, by notice to Tenant no later than twenty (20) days prior to the date fixed as the termination of this lease, elects to relinquish Owner’s right thereto and to have all or some of them removed by Tenant, in which event the same shall be removed from the demised premises by Tenant prior to the expiration of this lease, at Tenant’s expense: Tenant shall repair any damage due to any such removal and all property remaining in the premises at the end of the term after Tenant’s removal shall be deemed abandoned and may, at Owner’s election, either be retained as Owner’s property or removed from the premises by Owner, at Tenant’s expense. The Tenant further agrees to keep said premises and all parts thereof in a clean and sanitary condition and free from trash, inflammable material and other objectionable matter. If Tenant fails, after ten (10) business days notice, to proceed with due diligence to make repairs as required hereby, the same may be made by Owner at Tenant’s expense, which shall be collectible as additional rent. Owner shall have no liability to Tenant with respect to the failure or delay in making repairs to the demised premises or the building or to any fixtures or equipment contained therein.

5.    Liability of Owner: The Owner shall not be responsible for the loss of or damage to property, or injury to persons, occurring in or about the demised premises, by reason of any existing or future condition, defect, matter or thing in said demised premises or the property of which the premises are a part, or for the acts, omissions or negligence of other persons or tenants in and about the said property. The Tenant agrees to indemnify and save the Owner harmless from all claims and liability for losses of or damage to property, or injuries to persons occurring in or about the demised premises.

6.    Services and Utilities: Utilities and services furnished to the demised premises for the benefit of the Tenant shall be provided and paid for as follows: water, for ordinary lavatory purposes, by the Owner; gas by the Tenant; electricity by the Tenant; heat by the Tenant; refrigeration by the Tenant; and hot water by the Tenant. The Owner shall not be liable for any interruption or delay in any of the above services for any reason, except unless the delay or interruption of services is as a result of the gross negligence of the Owner, its agents, servants or employees.

7.    Right to Inspect and Exhibit: The Owner, or its agents, shall have the right to enter the demised premises upon reasonable advanced notice during normal business hours to examine the same, or to run telephone or other wires, or to make such repairs, additions or alterations as it shall deem necessary for the safety, preservation or restoration of the improvements, or for the safety or convenience of the occupants or users thereof (there being no obligation, however, on the part of the Owner to make any such repairs, additions or alterations), or to exhibit the same to prospective purchasers and put upon the premises a suitable “For Sale” sign. For six months prior to the expiration of the demised term, the Owner, or its agents, may similarly exhibit the premises to prospective tenants, and may place the usual “To Let” signs thereon. Tenant shall provide Owner with keys to the demised premises.

8.    Damage by Fire, Explosion, The Elements or otherwise: In the event of the destruction of the demised premises or the building containing the said premises by fire, explosion, the elements or otherwise during the term hereby created, or previous thereto, or such partial destruction thereof as to render the premises wholly untenantable or unfit for occupancy, or should the demised premises be so badly injured that the same cannot be repaired within one hundred fifty (150) days from the happening of such injury, then and in such case the term hereby created shall, at the option of the Owner or Tenant by sending written notice to the other Party within forty five (45) days of damage, cease and become null and void from the date of such damage or destruction, and the Tenant shall immediately surrender said premises and all the Tenant’s interest therein to the Owner, and shall pay rent only to the damage or destruction, in which event the Owner may re-enter and re-possess the premises thus discharged from this lease and may remove all parties therefrom. If neither Party sends written notice to the other Party termination this Lease that the Owner may enter and repair the same with reasonable speed, and the rent shall abate proportional to the area Tenant is unable to occupy from the date of damage and while repairs are being made, but shall recommence immediately after said repairs shall be completed. Should the demised premises be rendered untenantable and unfit for occupancy, but yet be repairable within ninety (90) days from the happening of said injury, the Owner may enter and repair the same with reasonable speed, and the rent shall abate proportional to the area Tenant is unable to occupy from the date of damage and while repairs are being made, but shall recommence immediately after said repairs shall be completed. But if the premises shall be so slightly injured as not to be rendered untenantable and unfit for occupancy, then the Owner agrees to repair the same with reasonable promptness and in that case the rent accrued and accruing shall not cease or determine. The Tenant shall immediately notify the Owner in case of fire or other damage to the premises.

9.    Observation of Laws, Ordinances, Rules and Regulations: The Tenant agrees to observe and comply with all laws, ordinances, rules and regulations of the Federal, State, County and Municipal authorities applicable to the business to be conducted by the Tenant in the demised premises. The Tenant agrees not to do or permit anything to be done in said premises, or keep anything therein, which will increase the rate of fire insurance premiums on the improvements or any part thereof, or on property kept therein, or which will obstruct or interfere with the rights of other tenants, or conflict with the regulations of the Fire Department or with any insurance policy upon said improvements or any part thereof. In the event of any increase in insurance premiums resulting from the Tenant’s occupancy of the premises, or from any act or omission on the part of the Tenant, the Tenant agrees to pay said increase in insurance premiums on the improvements or contents thereof as additional rent.

10.    Subordination to Mortgages and Deeds of Trust: This lease is subject and is hereby subordinated to all present and future mortgages, deeds of trust and other encumbrances affecting the demised premises or the property of which said premises are a part. The Tenant agrees to execute, at no expense to the Owner, any instrument which may be deemed necessary or desirable by the Owner to further effect the subordination of this lease to any such mortgage, deed of trust or encumbrance. Owner agrees to use reasonable efforts to provide Tenant with a Subordination, Non-Disturbance Agreement from any future mortgage holder in form and of substance that is reasonably satisfactory to Owner and Tenant shall attorn to the holder of any mortgage acquiring title by virtue of a conveyance or through foreclosure proceedings.

11.    Rules and Regulations of Owner: The rules and regulations regarding the demised premises as set forth in Article 56, hereof, as well as any other and further reasonable rules and regulations which shall be made by the Owner, shall be observed by the Tenant and by the Tenant’s employees, agents and customers. The Owner reserves the right to rescind any presently existing rules applicable to the demised premises, and to make such other and further reasonable rules and regulations as, in its judgment, may from time to time be desirable for the safety, care and cleanliness of the premises, and for the preservation of good order therein, which rules, when so made and notice thereof given to the Tenant, shall have the same force and effect as if originally made a part of this lease. Such other and further rules shall not, however, be inconsistent with the proper and rightful enjoyment by the Tenant of the demised premises.

12.    Violation of Covenants, Forfeiture of Lease, Re-entry by Owner: In case of violation by the Tenant of any of the covenants, agreements and conditions of this lease, or of the rules and regulations now or hereafter to be reasonably established by the Owner, and upon failure to discontinue such violation within ten (10) days after notice thereof given to the Tenant or such reasonably longer period, provided Tenant is diligently proceeding to cure such violation, this lease shall thenceforth, at the option of the Owner, become null and void, and the Owner may re-enter without further notice or demand. The rent in such case shall become due, be apportioned and paid on and up to the day of such re-entry, and the Tenant shall be liable for all loss or damage resulting from such violation as aforesaid. No waiver by the Owner of any violation or breach of condition by the Tenant shall constitute or be construed as a waiver of any other violation or breach of conditioner shall lapse of time after breach of condition by the Tenant before the Owner shall exercise its option under this paragraph operate to defeat the right of the Owner to declare this lease null and void and to re-enter upon the demised premises after the said breach or violation. If Tenant shall be in default which remains uncured under this lease prior to the date fixed for the commencement of any renewal or extension period, Owner may cancel such renewal or extension by written notice to Tenant.

13.    Notices: All notices and demands, legal or otherwise, incidental to this lease, or the occupation of the demised premises, shall be in writing. If the Owner or its agent desires to give or serve upon the Tenant any notice or demand, it shall be sufficient to send a copy thereof by certified mail, addressed to the Tenant at the demised premises, or to leave a copy thereof with a person of suitable age found on the premises. Notices from the Tenant to the Owner shall be sent by certified mail or delivered to the Owner at the place hereinbefore designated as Owners current mailing address, or to such party or place as the Owner may from time to time designate in writing.

14.    Bankruptcy, Insolvency, Assignment for Benefit of Creditors: It is further agreed that if at any time during the term of this lease the Tenant shall make any assignment for the benefit of creditors, or be decreed insolvent or bankrupt according to law, or if a receiver shall be appointed for the Tenant, then Tenant shall be deemed in default hereunder and the Owner may, at its option terminate this lease, exercise of such option to be evidenced by notice to that effect served upon the assignee, receiver, trustee or other person in charge of the liquidation of the property of the Tenant or the Tenant’s estate, but such termination shall not release or discharge any payment of rent payable hereunder and then accrued, or any liability then accrued by reason of any agreement or covenant herein contained on the part of the Tenant, or the Tenant’s legal representatives.

15.    Eminent Domain and Condemnation: If the property or any part thereof wherein the demised premises are located shall be taken by public or quasi-public authority under any power of eminent domain or condemnation, this lease at the option of the Owner, shall forthwith terminate and the Tenant shall have no claim or interest in or to any award of damages for such taking.

16.    Lease Provisions Not Exclusive: The rights and remedies of Owner set forth herein are not intended to be exclusive but as additional to all rights and remedies the Owner would otherwise have by law.

17.    Limitation re: Default in Rent: Notwithstanding anything to the contrary herein (i) Tenant shall not be deemed in default in the payment of fixed annual rent unless Tenant fails to pay the same when due and thereafter cure such default within ten (10) days after notice of such default from Owner; provided, however, that if Owner shall have given two such notices in any calendar year, any subsequent failure by Tenant, during such calendar year, to pay fixed annual rent on the due date thereof shall be deemed an immediate default hereunder without any requirement of notice nor opportunity to cure, and (ii) Tenant shall not be deemed in default in the payment of any additional rent due hereunder unless Tenant fails to pay the same when due and thereafter cure such default within ten (10) days after notice of such default from Owner; provided however, that if Owner shall have given two such notices in any calendar year, any subsequent failure by Tenant, during such calendar year to pay any additional rent on the due date thereof shall be deemed an immediate default hereunder without any requirement of notice nor opportunity to cure.

18.    Remedies of Owner: In the case of any default, re-entry, expiration and/or dispossession by summary proceedings or otherwise, (a) the rent, and additional rent, shall become due thereupon and be paid up to the time of such re-entry, dispossession and/or expiration, (b) Owner may relet the premises or any part or parts thereof, either in the name of Owner or otherwise, for a term or terms, which may at Owner’s option be less than or exceed the period which would otherwise have constituted the balance of the term of this lease and may grant concessions or free rent or charge a higher rental than that in this lease, (c) Tenant or the legal representatives of Tenant shall also pay Owner as liquidated damages for the failure of Tenant to observe and perform said Tenant’s covenants herein contained, any deficiency between the rent hereby reserved and/or covenanted to be paid and the net amount, if any, of the rents collected on account of the subsequent lease or leases of the demised premises for each month of the period which would otherwise have constituted the balance of the term of this lease. The Owner must make good faith effort to re-let the premises. The failure of Owner to re-let the premises or any part or parts thereof shall not release or affect Tenant’s liability for damages. In computing such liquidated damages there shall be added to the said deficiency such expenses as Owner may incur in connection with re-letting, such as legal expenses, attorneys’ fees, brokerage, advertising and for keeping the demised premises in good order or for preparing the same for re-letting. Any such liquidated damages shall be paid in monthly installments by Tenant on the rent day specified in this lease and any suit brought to collect the amount of the deficiency for any month shall not prejudice in any way the rights of Owner to collect the deficiency for any subsequent month by a similar proceeding. Owner, in putting the demised premises in good order or preparing the same for re-rental may, at Owner’s option, make such alterations, repairs, replacements, and/or decorations in the demised premises as Owner, in Owner’s sole judgment, considers advisable and necessary for the purpose of re-letting the demised premises, and the making of such alterations, repairs, replacements, and/or decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid.

Owner shall in no event be liable in any way whatsoever failure to re-let the demised premises, or in the event that the demised premises are re-let, for failure to collect the rent thereof under such re-letting, and in no event shall Tenant be entitled to receive any excess, if any, of such net rents collected over the sums payable by Tenant to Owner hereunder. In the event of a breach or threatened breach by Tenant of any of the covenants or provisions hereof, Owner shall have the right of injunction and the right to invoke any remedy allowed at law or in equity as if re-entry, summary proceedings and other remedies were not herein provided for. Mention in this lease of any particular remedy, shall not preclude Owner from any other remedy, in law or in equity.

Whether or not Owner shall have collected any monthly deficiencies and expenses as set forth in Article 18 hereof, and provided Owner shall have terminated this Lease evicted Tenant from the demised premises, Owner shall, at its sole option, be entitled to recover from Tenant, and Tenant shall pay Owner, on demand, as and for liquidated and agreed final damages, a sum equal to the amount by which the fixed annual rental and additional rent, payable hereunder for the period which otherwise would have constituted the unexpired portion of the term of this lease (conclusively presuming the additional rent to be the same as was payable for the year immediately preceding such termination or re-entry), exceeds the then fair and reasonable rental value of the demised premises for the same period, both discounted to present worth at the rate of eight (8%) percent per annum. If, before presentation of proof such liquidated and agreed final damages to any court, commission or tribunal, the demised premises, or any part thereof, shall have been relet by Owner for the period which otherwise would have constituted the unexpired portion of the term of this lease, or any part thereof, the amount of rent upon such reletting shall be deemed, prima facie, to be the fair and reasonable rental value for the part or the whole of the demised premises so relet during the term of the reletting.

19.    Fees and Expenses: If Tenant shall default in the observance or performance of any term or covenant on Tenant’s part to be observed or performed under or by virtue of any of the terms or provisions in any article of this lease, then, unless otherwise provided elsewhere in this lease, Owner may, not less than ten (10) days after notice to Tenant (except in cases of emergency) and Tenant’s failure to cure such default within such ten (10) day period, or at any time thereafter perform the obligation of Tenant thereunder. If Owner, in connection with the foregoing or in connection with any default by Tenant in the covenant to pay rent hereunder, makes any expenditures or incurs any obligations for the payment of money, including but not limited to attorney’s fees, in instituting, prosecuting or defending any action or proceedings, then Tenant will reimburse Owner for such sums so paid or obligations incurred with interest and costs. The foregoing expenses incurred by reason of Tenant’s default shall be deemed to be additional rent hereunder and shall be paid by Tenant to Owner within (15) days of receipt of any bill or statement to Tenant therefore. If Tenant’s lease term shall have expired at the time of making such expenditures or incurring such obligations, such shall be recoverable by Owner as damages.

20.    No Representations by Owner: Neither Owner nor Owner’s agents have made any representations or promises with respect to the physical condition of the building, the land upon which it is erected or the demised premises, the rents, leases, expenses of operation or any other matter or thing affecting or related to the demised premises or the building except as herein expressly set forth and no rights, easements or licenses are required by Tenant by implication or otherwise except as expressly set forth in the provisions of this lease. Tenant will inspect the building and the demised premises and will be thoroughly acquainted with their condition and agrees, subject to inspection to take the same “as is” on the date possession is tendered following the substantial completion of Owner’s Work under Article 63 hereof and acknowledges that the taking of possession of the demised premises by Tenant shall be conclusive evidence that the said premises and the building of which the same form a part were in good and satisfactory condition at the time such possession was so taken, except as to latent defects and punch list items.

Within thirty (30) days after possession of the demised premises is tendered following substantial completion of Owner’s Work, Tenant shall provide a punch list to Owner of items of Owner’s Work requiring correction, and Owner shall diligently seek to correct the items appearing on Tenant’s punch list. All understandings and agreements heretofore made between the parties hereto are merged in this contract, which alone fully and completely expresses the agreement between Owner and Tenant and any executory agreement hereafter made shall be ineffective to change, modify, discharge or effect an abandonment of it in whole or in part, unless such executory agreement is in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought.

21.    End of Term: Upon the expiration or other termination of the term of this lease, Tenant shall quit and surrender to Owner the demised premises, broom clean, in good order and condition, ordinary wear and damages which Tenant is not required to repair as provided elsewhere in this lease excepted, and Tenant shall remove all its property from the demised premises. Tenant’s obligation to observe or perform this covenant shall survive the expiration or other termination of this lease. If the last day of the term of this Lease or any renewal thereof, falls on Sunday, this lease shall expire at noon on the preceding Saturday unless it be a legal holiday in which case it shall expire at noon on the preceding business day.

22.    Failure to Give Possession: If Owner is unable to give possession of the demised premises on the date of the commencement of the term hereof, because of the holding-over or retention of possession of any tenant, under tenant or occupants or if the demised premises are located in a building being constructed, because such building has not been sufficiently completed to make the premises ready for occupancy or because of the fact that a certificate of occupancy has not been procured or if Owner has not completed any work required to be performed by Owner, or for any other reason, Owner shall not be subject to any liability for failure to give possession on said date and the validity of the lease shall not be impaired under such circumstances, nor shall the same be construed in any way to extend the term of this lease, but the rent payable hereunder shall be abated (provided Tenant is not responsible for Owner’s inability to obtain possession or complete any work required) until after Owner shall have given Tenant notice that the premises are substantially ready for Tenant’s occupancy. If permission is given to Tenant to enter into the possession of the demised premises or to occupy premises other than the demised premises prior to the date specified as the commencement of the term of this lease, Tenant covenants and agrees that such occupancy shall be deemed to be under all the terms, covenants, conditions and provisions of this Lease, except as to the covenant to pay rent.

23.    No Waiver: The failure of Owner to seek redress for violation of, or to insist upon the strict performance of any covenant or condition of this lease or of any of the Rules or Regulations, set forth or hereafter adopted by Owner, shall not prevent a subsequent act which would have originally constituted a violation from having all the force and effect of an original violation. The failure of Tenant to seek redress for violation of, or to insist upon the strict performance of any covenant or condition of this lease to be observed or performed by Owner shall not prevent a subsequent act which would have originally constituted a violation from having all the force and effect of an original violation. The receipt by Owner of rent with knowledge of the breach of any covenant of this lease shall not be deemed a waiver of such breach and no provision of this lease shall be deemed to have been waived by Owner unless such waiver be in writing signed by Owner. No payment by Tenant or receipt by Owner of a lesser amount than the monthly rent herein stipulated shall be deemed to be other than on account of the earliest stipulated rent, nor shall any endorsement or statement of any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Owner may accept such check or payment without prejudice to Owner’s right to recover the balance of such rent or pursue any other remedy in this lease provided. All checks tendered to Owner as and for the rent of the demised premises shall be deemed payments for the account of Tenant. Acceptance by Owner of rent from anyone other than Tenant shall not be deemed to operate as an attornment to Owner by the payor of such rent or as a consent by Owner to an assignment or subletting by Tenant of the demised premises to such payor, or as a modification of the provisions of this lease. No act or thing done by Owner’s agents during the term hereby demised shall be deemed an acceptance of a surrender of said premises and no agreement to accept such surrender shall be valid unless in writing signed by Owner. No employee of Owner or Owner’s agent shall have any power to accept the keys of said premises prior to the termination of the lease and the delivery of keys to any such agent or employee shall not operate as a termination of the lease or a surrender of the premises, except that delivery of keys to Owner’s attorney shall be deemed valid delivery.

24.    Waiver of Trial by Jury: It is mutually agreed by and between Owner and Tenant that the respective parties hereto shall and they hereby to waive trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other (except for personal injury or property damage) on any matters whatsoever arising out of or in any way connected with this lease, the relationship of Owner and Tenant, Tenant’s use of or occupancy of said premises, and any emergency statutory or any other statutory remedy.

25.    Inability to Perform: This lease and the obligation of Tenant to pay rent hereunder and perform all of the other covenants and agreements hereunder on the part of Tenant to be performed shall in no way be affected, impaired or excused because Owner is unable to fulfill any of its obligations under this lease or to supply or is delayed in supplying any service expressly or impliedly to be supplied or is unable to make, or is delayed in making any repairs, additions, alterations or decorations or is unable to supply or is delayed in supplying any equipment or fixtures if Owner is prevented or delayed from so doing by reason of strike or labor troubles or any cause whatsoever beyond Owner’s sole control including, but not limited to, government preemption in connection with a national emergency or by reason of any rule, order or regulation of any department or subdivision thereof of any government agency or by reason of the conditions of supply and demand which have been or are affected by war or other emergency.

26.    Water Charges: If Tenant requires, uses or consumes water for any purpose in addition to ordinary lavatory purposes (of which fact Tenant constitutes Owner to be the sole judge) Owner may install a water meter and thereby measure Tenant’s water consumption for all purposes. Tenant shall pay Owner for the cost of the meter and the cost of the installation, thereof and throughout the duration of Tenant’s occupancy Tenant shall keep said meter and installation equipment in good working order and repair at Tenant’s own cost and expense in default of which Owner may cause such meter and equipment to be replaced or repaired and collect the cost thereof from Tenant, as additional rent. Tenant agrees to pay for water consumed, as shown on said meter as and when bills are rendered, and on default in making such payment Owner may pay such charges and collect the same from Tenant, as additional rent. Tenant covenants and agrees to pay, as additional rent, the sewer rent, charge or any other tax, rent, levy or charge which now or hereafter is assessed, imposed or a lien upon the demised premises or the realty of which they are apart pursuant to law, order or regulation made or issued in connection with the use, consumption, maintenance or supply of water, water system or sewage or sewage connection or system; however, Tenant shall not be required to pay any such amounts with respect to the period of one year from the Commencement Date. Independently of and in addition to any of the remedies reserved to Owner hereinabove or elsewhere in this lease, Owner may sue for and collect any monies to be paid by Tenant or paid by Owner for any of the reasons or purposes hereinabove set forth.

27.    Sprinklers: The sprinkler system originally installed by Owner in the demised premises was installed and will be maintained by Owner in accordance with all applicable laws and regulations, and anything elsewhere in this lease to the contrary notwithstanding, if any bureau, department or official of the federal, state or local government recommend or require the installation of a sprinkler system or that any changes, modifications, alterations, or additional sprinkler heads or other equipment be made or supplied in an existing sprinkler system by reason of Tenant’s business, or the location of partitions, trade fixtures, or other contents of the demised premises, or for any other reason due to Tenant’s operations, or if any such sprinkler system installations, modifications, alterations, additional sprinkler heads or other such equipment, become necessary to prevent the imposition of a penalty or charge against the full allowance for a sprinkler system in the fire insurance rate set by any said Exchange or by any fire insurance company, Tenant shall, at Tenant’s expense, promptly make such sprinkler system installations, changes, modifications, alterations, and supply additional sprinkler heads or other equipment as required whether the work involved shall be structural or non-structural in nature. However, if during the final year of the initial term of this lease, or, if Tenant extends the term of this lease as provided herein, during the final two (2) years of any extension thereof, as the case may be, Tenant shall be required to perform any work under this Article, Tenant shall not be required to pay the cost thereof in an amount greater than a fraction of such cost, the numerator of which shall equal the number of days remaining in the term and the denominator of which shall equal 3,650.

28.    Services: Owner reserves the right to stop service of the heating, plumbing and electric systems, when necessary by reason of accident or emergency, for repairs, alterations, replacements or improvements, in the judgment of Owner are necessary to be made, until said repairs, alterations, replacements or improvements shall have been completed. Should Owner need to interrupt or stop service of the heating, plumbing and electrical systems for any other reasons, these interruptions will be scheduled in advance with Tenant upon a mutually agreeable schedule and circumstance.

29.    Captions: The Captions are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this lease or the intent of any provision hereof.

30.    Adjacent Excavation: If an excavation shall be made upon land adjacent to the demised premises, or shall be authorized to be made, Tenant shall afford to the person causing or authorized to cause such excavation, license to enter upon the demised premises for the purpose of doing such work as said person shall deem necessary to preserve the wall or the building of which demised premises form a part from injury or damage and to support the same by proper foundations without any claim for damages or indemnity against Owner, or diminution or abatement of rent.

31.    Estoppel Certificate: Tenant, at any time, and from time to time, upon at least ten (10) days prior notice by Owner, shall execute, acknowledge and deliver to Owner, and/or to any other person, firm or corporation specified by Owner, a statement certifying that this Lease is unmodified in full force and effect (or, if there have been modification, that the same is in full force and effect as modified and stating the modifications), stating the dates to which the rent and additional rent have been paid, and stating whether or not there exists any default by Owner under this Lease, and, if so, specifying each such default.

32.    Successors and Assigns: The covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of Owner and Tenant and their respective heirs, distributees, executors, administrators, successors, and permitted assigns.

33.    Commencement and Expiration of Term: (a) The term of this Lease and the fixed annual rental payable hereunder shall commence on a date (herein called the “Commencement Date”) which shall be the earlier of: (i) the day on which Owner has substantially completed Owner’s work in the demised premises as required under this Lease, provided the same is completed on or before September 15, 2006 and provided Tenant received at least thirty (30) days prior written notice, or (ii) the date Tenant (or anyone claiming under or through Tenant) shall occupy the demised premises for the conduct of business and shall end ten (10) years from the Commencement Date, except that if such expiration date shall be on any day other than the last day of the calendar month, the term of the Lease shall be extended to and shall expire on the last day of such calendar month, which ending date is herein called the “Expiration Date” or shall end on such earlier date upon which said term may expire or be canceled or terminated pursuant to any of the conditions or covenants of this Lease or pursuant to law. The rent billing date shall be the first of the month. If the Commencement Date falls on a date other than the first of the month, the initial rent invoice shall be prorated accordingly. Promptly after commencement of the term of this lease the parties shall enter into a supplementary agreement confirming the Commencement Date and Expiration Date of the term of this lease.

(b)    The Parties agree that the Tenant shall have the right to terminate this Lease during the period that begins on April 2, 2006 and that ends on April 23, 2006 if Owner does not have the perimeter pre-cast concrete walls of 500 Long Beach Boulevard erected to permit the finished roof installation of 500 Long Beach Boulevard to begin. Tenant’s right to terminate can be confirmed only if Owner receives written notice to that effect via United States Postal Service registered mail with a return receipt dated during the period April 2, 2006 to April 23, 2006. To the extent that Tenant terminates this Lease as specified above, the Parties shall have no further obligations or liabilities to each other as any rent payments or security deposits paid to Owner shall be promptly returned to Tenant within five (5) business days of said written notice. To the extent that Owner does not receive any such written notice during the period April 2, 2006 to April 23, 2006 as is contemplated in this section 33.b., than section 33.b shall have no further or future effect to this Lease.

34.    Broker: Tenant represents to Owner and Owner represents to Tenant that in the negotiation of this Lease it dealt with no real estate broker or salesman Each party hereby agrees to indemnify the other party and hold it harmless from any and all losses, damages and expenses arising out of any inaccuracy or alleged inaccuracy of the above representation, including court costs and attorney’s fees. Owner shall have no liability for brokerage commissions arising out of a permitted sublease by Tenant, and Tenant shall and does hereby indemnify Owner and hold it harmless from any and all liability for brokerage commissions arising out of any such sublease.

35.    Number of Parking Spaces: Owner agrees to make available to Tenant the following parking spaces:

(a)    Forty (40) spaces for cars as shown on Exhibit “A”

These spaces shall be provided in accordance with the terms and conditions of Article 37 herein.

36.    Taxes: (a) Tenant agrees to pay as additional rent 29.91 percent of the amount of real estate taxes, which may be imposed upon the land and building of which the demised premises are a part. The Tax shall be the amount of real estate taxes payable with respect to the land and the building of which the demised premises are a part for the tax fiscal year in which this lease is executed. The Tax shall be adjusted so that the same shall reflect a fully assessed building. 29.91 percent is the proportion which the rentable area of the demised premises bears the rentable area of the building of which it is a part. This increase shall be paid whether same results from a higher tax rate, or (except as set forth above) an increase in the assessed valuation of the property of which the demised premises are a part, or both. A tax bill shall be sufficient evidence of the amount of taxes and for calculations of the amount to be paid by Tenant. Tenant shall pay such additional rent within fifteen (15) days after receipt of bill for such rent from Owner. Owner shall furnish to Tenant pertinent copies of tax bills which form the basis for such additional rent promptly upon written request of Tenant.

(b)    In addition to the taxes payable by the Tenant pursuant to the preceding Article 36 (a), Tenant agrees to pay, as additional rent, any increases in real estate taxes which are based on an increase in the assessed value resulting from physical improvements to the demised premises, which improvements involve items exceeding the items included in Owner’s Work, as set forth in Article 63 hereof.

Such additional taxes shall be determined by multiplying the invoice value of said additional improvements by the equalization ratio prevailing in the Town at the time such improvement was made, and then multiplying the resulting number by the tax rate in the Town in effect on the date on which such improvements were completed. The increase in assessed value shall be attributable to Tenant regardless of whether Tenant makes the improvement to the demised premises or whether Owner makes the improvements to the demised premises for the benefit of the Tenant and at the request of the Tenant.

(c)    If any other tax or assessment shall be levied by the Town, County or other Municipal authority in lieu of the aforesaid taxes, or in addition to the aforesaid taxes, and same shall be considered a real estate tax, then the increase payable hereunder shall apply to such new or additional tax.

(d)    Owner has received a Tax Abatement Agreement signed by the Mayor of Stratford on December 28, 2005. Owner will provide Tenant copies of all tax bills and information used by the Town of Stratford and Owner to calculate the effect of the Tax Abatement Agreement on the amount of tax due for any bill that has been sent to Tenant.

37.    Parking: The parking areas for trucks and delivery vehicles made available in front of loading docks or loading areas are not to be considered parking spaces but are provided solely for the efficient loading and unloading of goods. No vehicles may be parked in same longer than necessary, in Owner’s reasonable judgment, for the efficient discharge of such purposes, except that Tenant may designate one (1) space in the parking area adjacent to its loading dock for the short term overnight parking of vehicles. It is intended that Tenant shall have the right for its own use of not more than the spaces designated in Article 35 hereof, but if Tenant, its agents, employees, licenses or invitees actually use more than said number of spaces on a regular basis, Owner shall have the option of either requiring Tenant to pay to Owner FORTY-FIVE DOLLARS ($45.00) per month for each additional space so used during the term hereof, or to cause Tenant to immediately cease and desist from so using said additional spaces. A failure of Tenant to comply herewith shall be a violation of a substantial obligation of the terms this lease.

Tenant, its agents, servants, employees or invitees shall not cause or permit any of its automobiles, trucks or other motor vehicles to be parked overnight anywhere within Executive Park, except as permitted above.

Owner agrees to specifically designate the above described parking spaces if Tenant shall find them unavailable on a repeated basis. It shall be the obligation of Tenant to insure that its officers and employees will park in the areas so designated and will not obstruct the areas of other tenants nor parking along road sides and other areas not specifically designated for parking. Owner shall have the right to use any lawful means to enforce the parking regulations which have been promulgated in accordance with the terms of this Lease, including but not limited to, the rules contained herein below.

38.    Operating Expenses or Common Area Maintenance: (a) For purposes of this Article 38, “Lease Year” means any calendar year all or any part of which falls within the Term; the first Lease Year under this Lease shall commence on the Commencement Date and shall end on the 31st day of December following the Commencement Date.

(b)    “Operating Expenses” for each Lease Year, means all costs, expenses, and disbursements of every kind and nature paid or incurred during such Lease Year by or on behalf of Owner (directly or by way of reimbursement by Owner to its agents or contractors) solely with respect to the ownership, operation, repair, replacement, cleaning, safety, maintenance, management and security of the Property including, without limitations, the following categories or expense, except to the extent specifically excluded below:

(i)    salaries, wages, fringe benefits of every kind and nature, bonuses and the cost of any hospitalization, medical, surgical insurance plans, welfare, pension, retirement or life insurance plans, disability or other benefits imposed by law or otherwise with respect to employees and social security, unemployment and other payroll taxes paid or incurred by Owner (directly or by way of reimbursement by Owner to its agents or contractors) relating to the employees of Owner and Owner’s agents or contractors engaged in the ownership, operation, repair, replacement, cleaning, safety, maintenance, management or security of the Property;

(ii)    the cost of electricity (except to the extent specificity excluded by Article 38(c)), gas, steam, or other fuel; security systems; heating, cooling, air conditioning and ventilating; hot and cold water, sewer and other utilities; utility taxis, water rates and charges and sewer rental for the common areas of the Property and not for any specific Tenant;

(iii)    the cost of cleaning (including windows), cleaning goods and supplies, painting, security and other services;

(iv)    the cost of all insurance, including: Worker’s Compensation, property, casualty, liability and fidelity insurance and the fees and charges of insurance consultants; the cost of repairs to, and maintenance of the Building and the Property and their respective systems to the extent same is not the primary obligation of a tenant thereof; the cost landscaping;

(v)    the cost of (including interest charges paid by, or allocable to, Owner), or rental charges for, machinery, equipment, tools used in the maintenance, management or security of the Building (to the extent allocable to the Owner), and any sales and other taxes thereon;

(vi)    management fees and expense reimbursement fees not in excess of the amount that would be paid to a property manager for managing a comparable building in Fairfield County, Connecticut;

(vii)    fees and charges payable under service agreements on equipment and other service contracts;

(viii)    telephone for sprinkler alarm monitoring;

(ix)    accounting and professional fees and disbursements primarily for annual financial statement production; annual amortization of costs on a straight-line basis over a depreciable life selected by Owner consistent GAAP for any equipment, device, or capital improvement installed by Owner in the Building that are intended to reduce Operating Expenses or that are required by federal, state, or local laws, ordinances and regulations (law) (whether or not such Law is mandatory) together with the actual costs of financing or leasing the same;

(x)    fees for costs of licenses, permits and inspections subsequent to original construction of the Building;

(xi)    costs of contesting the validity or applicability of any Law if a successful contest is likely to reduce Operating Expenses;

(xii)    those taxes, duties, charges, levies, and assessments that are expended as a part of the Property’s operation, repair, cleaning, safety,

maintenance, management or security, but that are not included within Taxes, such as sales, use and utility taxes;

(xiii)    all expenses and costs incurred by Owner as a result of or in order to comply with Laws related to the Property (excluding the Premises), including Laws pertaining to (i) energy or natural resource conservation or environmental protection (such as the costs of securing alternative sources of utilities, energy or other products or services and the costs of making the Building or the Premises compatible with the use of such alternative sources), (ii) indoor air quality and (iii) recycling;

(xiv)    all charges, taxes, or surcharges imposed by any government agency or public utility as a means of conserving or controlling the consumption of water-gas, electricity, energy sources or products, natural resources, or other products or services.

(c)    The following costs and expenses shall be excluded from Operating Expenses: (i) expenses relating to leasing space in the Building (including tenant improvements, leasing and brokerage commissions and advertising expenses); (ii) legal fees and disbursements incurred for collection of tenant accounts or negotiation of leases, or relating to disputes between Owner and other tenants and occupants of the Building; (iii) the cost of electricity furnished to any vacant space in the Building (iv) new construction and other capital expenditures not specifically included in Article 38(b); (v) Taxes; (vi) the cost of repairs and replacements incurred by reason of fire or other casualty or condemnation to the extent to which Owner receives compensation through proceeds of insurance or a condemnation award; (vii) payments of principal and interests on any mortgages upon either or both of the Land and the Building, (viii) payments f ground rent pursuant to any ground lease covering either or both of the Land and the Buildings; (ix) the costs of gas, steam or other fuel; operation of elevators and security systems; heating, cooling, air conditioning and ventilating; chilled water, hot and cold water, sewer and other utilities or any other service or facility, or level or amount thereof, provided to any other tenant or occupant in the Building which either (A) is not supplied or furnished to Tenant or (B) is supplied or furnished to Tenant pursuant to the terms of this Lease with separate or additional charge; (x) the cost of any work performed for any other tenant or occupant in the Building which either (A) is not performed for Tenant or (B) is performed for Tenant pursuant to the terms of this Lease with separate or additional charge; (xi) payments made by Owner to a company or other entity affiliated with Owner for goods and services to the extent that such payments exceed the amounts that would have been paid to independent third parties for goods and services of like kind in connection with the operation. repair, cleaning, maintenance, management and security of the Building; (xii) the cost of any Owner’s Work, (xiii) the Allowance given to Tenant or an allowance or similar financial incentive given to a tenant of other space in the Building, including without limitation, rent credits; (xiv) fines and penalties assessed against Owner for failing to comply with Laws and (xiv) Initial capital expenditures or repairs and replacements to any areas of the building leased to Tenant or other tenants.

38.2    Payment of Operating Expenses: Tenant shall pay to Owner as Additional Rent for each Lease Year or fractional Lease Year during the Term, an amount of money equal to Tenant’s Proportional Share, as described herein, of Operating Expenses as described above, together with the Annual Fixed Rent as stated Article 63(b). Tenant shall pay Tenant’s Proportionate Share of the Operating Expenses to Owner within twenty-five (25) days after Owner provides Tenant with a statement of Tenant Proportionate Share of the Operating Expenses with the computations of such Operating Expenses.

(a)    On the first business day of February of each Year during the Term (or, with respect to the Lease Year in which the Commencement Date occurs, before the Commencement Date) or as soon thereafter as is practicable, Owner shall furnish Tenant with a statement of Owner’s reasonable estimate of Operating Expense, (the “Operating Expense Estimate”) setting forth Owner’s reasonable estimate of Operating Expenses for the forthcoming Lease Year (or the fractional Lease Year in which the Commencement Date occurs, as the case may be). Owners estimate for 2006 is confirmed to be $1.25 per square foot.

(b)    Estimated Statement Payments. On the first day of the month following Tenant’s receipt of an Operating Expense Estimate, but in no event less than 20 days following Tenant’s receipt of an Operating Expense Estimate, Tenant shall pay to Owner an amount equal to (a) the product of (i) one-twelfth (1/12th) of tenant’s Proportionate Share based on such Operating Expense Estimate multiplied by (ii) the number of months (and any fractions thereof), to and including the then current month, that have elapsed or commenced since the commencement of such Lease Year less (b) the aggregate of any payments made on account of Additional Rent for Operating Expenses for such Lease Year pursuant to this Article 38.1. On the first day of each month thereafter until rendition of the next succeeding Operating Expense Estimate, Tenant shall pay to Owner an amount equal to one-twelfth (1/12th) of Tenant’s Proportionate Share based on the most recent Operating Expense Estimate; provided, however, that if a new Operating Expense Estimate is issued for such Lease Year, the monthly amount shall be changed as provided in Article 38.1(a).

(c)    If the Commencement Date occurs on a date other than the first day of January, or if the Term ends on a date other than the last day of December, the actual Operating Expenses for the Lease Year in which the Commencement Date or the Expiration Date occurs, as the case may be, shall be prorated so that Tenant shall pay that portion of Tenant’s Proportionate Share of Operating Expenses for such year represented by a fraction, the numerator of which shall be the number of days during such fractional year falling within the Term, and denominator of which is 365 (or 366, in the case of a leap year). The provisions of Article 38.1 shall survive the Expiration Date or any sooner termination as may be provided for in This Lease.

(d)    By the first business day in April of each Lease Year during the Term (beginning on the first day of April of the Lease Year following the Lease Year in which the Commencement Date occurs), or as soon thereafter as is practicable, Owner shall furnish Tenant with a statement of the actual Operating Expenses for the preceding Lease year, certified by Owner. The monthly installments paid or payable shall be adjusted between Owner and Tenant, and each party hereby agrees that Tenant shall pay Owner or Owner shall credit Tenant’s account (or, if such adjustment is at the end of the Term, pay Tenant), within thirty (30 days of receipt of such statement, the amount of any excess or deficiency in Tenant’s Proportionate Share of Operating Expenses paid by Tenant to Owner during the preceding Lease Year.

(e)    In the event that the written itemized statement reflecting the actual Operating Expenses for the previous Lease Year is not received within one hundred eighty (180) days after the end of each Lease Year, Tenant shall not be obligated to pay Tenant’s Share of actual Operating Expenses exceeding the estimated payments made by Tenant for the previous Lease Year. However, Tenant shall still be entitled to receive a reimbursement or credit of Tenant’s Proportionate Share of Operating Expenses overpaid the previous Lease Year, if any.

(f)    Tenant shall have the right within sixty (60) days of receiving a statement of Operating Expenses and on fifteen (15) business days prior written notice to Owner, to review during normal business hours, the books and records relating to such Operating Expenses at the office of Owner at which such books and records are routinely maintained. The audit may be conducted at Tenant’s expense by an employee of Tenant or a certified public accountant licensed in the state of Connecticut. If Tenant’s audit reveals that the Operating Expenses charged to Tenant exceed or were less than Tenant’s Proportionate Share of the actual Operating Expenses, and such variance is confirmed by Owner’s certified public accountant, then Owner will reimburse Tenant for any overcharge, or Tenant will pay to Owner any undercharge, as applicable promptly after such final determination. In the event of a confirmed overcharge of Operating Expenses to Tenant in excess of five (5%) percent of Tenant’s Proportionate Share of actual Operating Expenses in such Lease Year, Owner shall also reimburse Tenant for the reasonable costs of Tenant’s audit together with interest on such overcharged amount as the Default Interest Rate as such term is hereinafter defined.

39.     Insurance: (a) Liability Insurance. Tenant agrees to provide and keep in force comprehensive general public liability insurance against claims arising out of the operation and control of the premises, in limits of not less than $1,000,000.000 per occurrence, $2,000,000 general aggregate and a $10,000,000 Umbrella Policy for combined bodily injury and property damage. Owner may periodically review, but not more often than once every two years the adequacy of such coverage and shall have the right to require Tenant to increase the coverage equal to the amount of coverage customarily carried by owners and/or tenants of similar buildings in similar locations in the Stratford/Bridgeport area. The original of any such policy or certificate thereof shall be delivered to the Owner showing that Owner has been named as an additional insured, and renewals, thereof shall be delivered to the Owner at least five (5) days before the expiration of any existing policy. All such insurance shall be with companies of recognized responsibility licensed to do business in the State of Connecticut and shall provide that same may not be canceled by the carrier without at least ten (10) days prior written notice to each insured. If Tenant shall not deliver evidence of the existence of such insurance as required herein, Owner may procure such insurance, at Tenant’s expense, and Tenant shall, on demand, reimburse owner, as additional rent, for the cost thereof together with interest at the maximum legal rate per annum then chargeable to individuals.

(b)    Owner agrees to provide and keep in force during the term of this Lease sufficient casualty insurance to rebuild the building to its original condition in form and of substance that is customary for similar buildings in this area of Fairfield County Connecticut.

(c)    Notwithstanding anything contained in Article 9 hereof, the Tenant herein shall not be obligated to pay any increase in Owner’s insurance premium caused by an increase in rate which has been charged by the insurance company because of the occupancy of any other tenant in the building of which the demised premises are a part. However, Tenant shall be responsible for any increase caused by any subtenant of Tenant. The preceding sentence shall not be deemed to be an implication that Owner consents to any subleasing of the premises unless otherwise permitted in this lease.

(d)    Intentionally omitted.

(e)    Any failure on Tenant’s part to promptly dispose of rubbish or accumulations of flammable material on the premises or adjacent to the premises may have the effect of increasing the insurance rate on the building and involve the Tenant herein with additional liability.

40.    Owner’s Obligations: (a) Notwithstanding anything contained herein to the contrary in Article 4 hereof, the Tenant shall not be obligated to make any repairs to the roof, foundation, exterior walls, load-bearing interior walls or any structural defects (collectively, “Structural Repairs”) unless said repairs are made necessary by the carelessness, omission, neglect or improper conduct of Tenant or Tenant’s servants, employees, invitees or licensees. Owner shall perform all Structural Repairs not required to be made by Tenant under this subparagraph 40(a), Tenant shall notify Owner of the same. If within twenty (20) days after such notice Owner fails to complete such repairs (or, if such repairs are of a nature that they cannot reasonably be completed within such twenty (20) day period, Owner fails to commence such repairs within such twenty (20) day period and thereafter diligently prosecute the same to completion), then Tenant may cause such repairs to be made at Owner’s reasonable expense. If Owner in good faith disputes its obligation to make any repair, such dispute shall be resolved by arbitration in Bridgeport, Connecticut under the auspices and rules of the American Arbitration Association. Tenant’s right to cure set forth in the previous sentence shall be subject to any such arbitration proceeding.

(b)    Owner shall light the access roads and parking areas during the hours between 7: 00 AM and 10: 00 PM, (but not after sunrise or before sunset), Monday through Friday, except on holidays. Tenant shall be responsible for lighting Tenant’s entrances and loading areas.

(c)    Owner shall clean and remove snow and ice from the access roads and parking areas (or, if the removal of ice is not reasonably possible, sand the same) except that Tenant shall remove snow and ice at Tenant’s entrances and on any paved way solely for Tenant’s use, or on any steps or stoops or platforms leading to Tenant’s premises.

(d)    Owner shall not be obligated to remove snow from areas in the vicinity of Tenant’s entrances or loading areas which were obstructed by a parked vehicle at the time Owner’s snow removal equipment was servicing the area. Owner shall not be obligated to institute snow plowing unless the accumulation exceeds three (3) inches.

(e)    Owner shall not be required, unless otherwise agreed to in writing, to furnish any service during hours other than those set forth in this Lease.

(f)    Owner shall maintain the access roads and parking areas in good order and repair. Tenant shall perform, at its expense, any necessary repairs and maintenance with respect to the loading dock serving the demised premises

(g)    Owner shall comply, at its expense, with those laws, ordinances, rules and regulations (collectively, “Laws and Ordinances”) applicable to the building or the use and occupancy thereof, which Laws and Ordinances neither Tenant nor any other tenant or occupant of the building is obligated to comply with.

41.    Tenant’s Obligations: (a) Tenant agrees not to employ any contractor in connection with any services, provisions, alterations or maintenance, unless Owner has first consented in writing to the contractor (which consent shall not be unreasonably withheld), it being the intention of Owner to limit the number of such contractors employed in the Park.

Tenant acknowledges that it shall be reasonable for Owner to withhold consent to the contractor proposed by Tenant if the use of such contractor would tend to cause labor problems at the building. Owner may cause to be revoked any agreements or contracts whether written or oral if no such prior written consent has been obtained and in such event Tenant shall forthwith cancel such contract as being invalid due to Tenant’s failure to obtain Owner’s prior consent. The categories of services referred to above shall include but not be limited to janitorial and window cleaning services, extermination of vermin, HVAC maintenance, food services and vending machines. Owner’s disapproval of any contractor selected by Tenant must be accompanied by the designation of one or more contractors acceptable to Owner, whose prices must be reasonably competitive. In the event Owner does not approve or disapprove Tenant’s contractor within seven (7) business days after receipt of written request therefore, then the contractor so selected by Tenant shall be deemed to have been approved by Owner.

(b)    With respect to any work to be performed by the Tenant on the demised premises, in addition to any other limitations set forth in this Lease, Owner does not consent to the reservation of any title by any conditional vendor or secured party to any property which may be affixed to the realty so as to become a part thereof, wholly or in any portion without material injury to the freehold.

(c)    Tenant shall promptly remove snow, litter or debris from the walkways, steps, or paved ways leading from the common areas to Tenant’s entrances, exits and loading areas provided such walkways, steps and paved ways are for the sole use of Tenant.

(d)    Tenant agrees, at it’s sole cost and expense, and throughout the term of this Lease, to maintain in good working order (including changing of filters at least four (4) times per year), repair and replace where necessary, the heating and air conditioning units and systems by using reputable heating and air conditioning contractors on a systematic basis, reasonably acceptable to Owner. Tenant shall submit on demand evidence of its maintenance contracts, as aforesaid. Tenant’s obligations under this subparagraph (d) shall be conditioned upon Owner’s initial installation of heating and air conditioning equipment meeting the criteria of Exhibits B and C hereto.

(e)    Tenant agrees to purchase gas and electricity or any other fuel or source of energy at any time being supplied to the demised premises from the public utility company or the appropriate vendor servicing the demised premises and shall pay directly to the applicable utility company or the appropriate vendor the consumption of electricity and gas or other fuel referred to above provided that Tenant’s usage is separately metered. Owner shall not in any way be liable or responsible to Tenant for any loss or damage or expense which Tenant may sustain or incur if either the quantity or character of electrical or other such service is changed or is no longer available or suitable for Tenant’s requirements, where such change is due to circumstances beyond Owner’s control. Owner’s responsibility shall be solely limited to the repair of any lines or pipes outside of the demised premises, the repair of which may be the responsibility of Owner under the terms of this lease. In no event shall Owner be held responsible for any failure on the part of the utility company to repair or service its lines if such repair is not the Owner’s responsibility or involves the line or property of the utility company.

(f)    Owner shall have the right to purchase energy or energy sources other than those available for the public utility company or companies serving the premises provided that such changes are mandated by public authority. Owner may apportion the cost of such energy sources reasonably among tenants, including the debt service costs for any additional equipment required in connection with the distribution and use of such energy. Where such allocation is not on a metered basis, but on a rent inclusion basis, the allocation payable by Tenant shall be established by Owner’s duly qualified professional engineer. In the event Tenant disputes any such allocation, Tenant may employ a reputable consultant to make a survey of the cost of such energy to the demised premises. The determination of such consultant shall be promptly submitted to Owner. If Owner’s and Tenant’s consultants cannot mutually agree as to the cost of such energy, the matter shall be submitted to arbitration in accordance with the rules of the American Arbitration Association. Pending determination of such consultants’ reports Tenant shall continue to pay the charges as billed by Owner. Each party shall pay the cost of its own consultant. Any final adjustment shall be made at the time of the arbitration award. Owner shall not in any way be liable or responsible to Tenant for any loss or damage or expense which Tenant may sustain or incur if either the quantity or character of the energy to the building is changed or is no longer available or suitable for Tenant’s requirements, except that Owner shall diligently pursue such remedies as are reasonably consistent with other terms of this Lease, and as are reasonably within Owner’s control.

(g)    Tenant shall, at Tenant’s expense, keep the demised premises clean and in order, to the reasonable satisfaction of Owner, and for that purpose shall employ the person or persons, or corporations approved by Owner in accordance with subparagraph 41 (a) hereof.

(h)    In addition to the provisions of subparagraph 41 (c), Tenant shall pay the cost of removal of any of Tenant’s refuse and rubbish from the building. Tenant shall independently contract for the removal of such refuse and rubbish. Owner reserves the right to select a refuse disposal contractor to serve the entire Executive Park. The name of such contractor shall be available from the Owner upon request, and Tenant shall employ no other refuse removal or carting contractor without specific written prior approval from Owner. The removal of such refuse and rubbish shall be subject to such rules and regulations as in the judgment of Owner are necessary for the proper operation of the building or buildings of which demised premises form a part, and of the Executive Park.

(i)    Window coverings are for the Tenant’s account and are discretionary except where the demised premises front onto a roadway facing the front entranceway of Tenant’s premises. Where Tenant’s industrial, as opposed to office uses, are visible from the outside, then in the event Tenant shall, throughout the term of this Lease, provide draperies, blinds, or other suitable coverage satisfactory to Owner on any windows so located, except along the rear drive.

(j)    Tenant shall keep all windows in premises clean at all times. However, Tenant shall not be required to clean windows more often than once every three (3) months.

(k)    Tenant shall replace, at the expense of Tenant, any and all plate and other glass damaged or broken from any cause whatsoever in and/or around the demised premises, and insure and keep insured at Tenant’s expense all plate and other glass in the demised premises for and in the name of Owner. If such insurance cannot be obtained at reasonable rates, Tenant may self-insure.

(l)    Tenant will make application for telephone service directly to the telephone company. Owner does not initiate or provide said service.

42.    Notwithstanding any other provisions contained in the instant Lease herein to the contrary, Owner shall have the right, at any time (when, in Owner’s reasonable judgment,) the demised premises become substantially vacant for in cases of emergency otherwise, if the demised premises become substantially vacant more than fifteen (15) days, to enter upon same for the purposes of preventative maintenance or otherwise, whether or not Tenant has furnished the Owner with a key to the demised premises prior thereto. If no key has been furnished by Tenant to Owner, and Owner is required to break the existing lock or locks and insert new locks therein, Tenant shall reimburse Owner for the cost thereof and same shall be deemed additional rent due hereunder.

Owner shall furnish Tenant with keys to the demised premises at or prior to lease commencement.

Tenant shall continue to maintain the demised premises so as to prevent damage thereto until the later of lease expiration or the date Tenant vacates and surrenders the demised premises. Without limiting the foregoing Tenant shall continue to supply heat to the demised premises, together with all other utilities as reasonably determined by Owner.

GENERAL

43.    It is understood and agreed that this Lease is submitted to the Tenant for signature with the understanding that it shall not bind the Owner unless and until it has been executed by the Owner and delivered to the Tenant or Tenant’s attorney.

44.    Tenant agrees within a reasonable time after being requested to submit such financial information as may be reasonably required by Owner’s institutional first mortgagee.

45.    Any striking out or deletion of any portion of this Lease was done as a matter of convenience for the purpose of execution, and the language omitted is not to be given any effect whatsoever in construing this Lease.

46.    Notwithstanding anything to the contrary contained herein, the demised premises shall not be used in any manner nor shall any hazard be permitted therein that exceeds the requirements of Section 301, Use Group B and use Group S-1, of the Connecticut Basic Building Code.

47.    Preparation for Occupancy and Possession: (a) The demised premises shall be completed and initially prepared for Tenant’s occupancy in the manner, and subject to the provisions of Article 63 hereto. Tenant and its contractor shall be entitled to access to the demised premises prior to the completion of Owner’s work only so long as Tenant, its contractor and subcontractors work in conformity with and do not materially interfere, in Owner’s reasonable judgment, with Owner, its contractors or subcontractors in the completion of Owner’s work and provided Tenant’s subcontractors accept the administrative supervision of Owner’s representatives.

Owner may withdraw the license granted to Tenant to perform any work within the demised premises pursuant to this subparagraph upon twenty-four (24) hours written notice to Tenant in the event the Tenant’s work interferes with Owner’s work and provided that Tenant does not cause a cessation of such interference within such 24 hour period. Worker’s Compensation, public liability insurance and property damage insurance, all in amounts and with companies reasonably satisfactory to the Owner shall be maintained by Tenant and/or its contractors and subcontractors and certificates of such insurance shall be furnished to the Owner prior to the commencement of any Tenant work. Tenant’s selection of all contractors and subcontractors must be in conformance with Article 41.

(b)    The demised premises shall be deemed to be substantially completed on the date on which Owner’s work in the demised premises has been completed and the offices and warehouse are in move-in condition and ready for the normal conduct business, notwithstanding the fact that minor or insubstantial details of construction, mechanical adjustment or decoration remain to be performed, the noncompletion of which would not materially interfere with Tenant’s use of the demised premises.

(c)    If the substantial completion of the demised premises is delayed by reason of: (i) any act or omission of Tenant or any of its employees, agents or contractors, including the failure of Tenant to comply with any of its obligations under the work specifications; or (ii) any failure (not due to any act or omission of Owner or any of its employees, agents or contractors) to plan or execute Tenant’s work with reasonable speed and diligence; or (iii) any changes by Tenant in its drawings or specifications or any changes or substitutions requested by Tenant, then the demised premises shall be deemed substantially completed on the date when they would have been substantially completed but for such delay.

(d)    Pending the determination of any dispute with respect to the tax and common charge rent escalations under Article 36 and 38 hereof, respectively, Tenant shall pay the rent as billed by Owner.

48.    Owner may bill to Tenant, and Tenant shall pay for the reasonable cost of directional signage as Tenant may desire or authorize and as first approved by Owner. Tenant may apply to Owner for the installation of additional signage. Such requests shall be accompanied by a sketch showing the sign desired, its size, type and manner of mounting specifying the materials and finishes employed in the manufacture of same. Approval by Owner shall not constitute approval for purposes of complying with rules and regulations of any public agencies applicable. It shall be Tenant’s obligation to secure such permissions or permits at Tenant’s expense.

49.    Whenever reference is made herein to public halls, elevators, corridors, etc. and if none such are present on or about the premises demised herein then such references shall have no relevance to the terms herein.

50.    Wherever reference is made in this Lease to “business days”, such business days shall exclude also all days observed by unions having jurisdiction over employees of Owner, Owner’s managing agent, or Owner’s cleaning contractor as legal holidays.

51.    The terms and provisions of this lease shall be construed in accordance with and governed by the laws of the State of Connecticut.

52.    Intentionally Omitted.

53.    Mechanic’s Liens: Tenant will not permit, during the term hereby granted, any mechanic’s or other lien or order for payment of work, labor, services, or materials furnished or to be furnished to, attach to or affect the demised premises or any portion thereof, and agrees that no such lien or order shall under any circumstances attach to or affect the fee, leasehold or other estate of the Owner herein, or the building. The Tenant’s obligation to keep the demised premises in repair, and its right to make alterations therein, if any, shall not be construed as the consent of the Owner to the furnishing of any such work, labor or materials within the meaning of any present or future lien law. Notice is hereby given that the Tenant has no power, authority or right to do any act or to make any contract which may create, or be the foundation for, any lien upon the fee or leasehold estate of the Owner in the demised premises or upon the land or building of which they are a part of the improvements now erected or hereafter to be erected upon the demised premises or the land or building of which the demised premises are a part; and if any such mechanic’s or other lien or order shall be filed against the demised premises or the land or building of which the demised premises are a part, the Tenant shall, within thirty (30) days thereafter, discharge said lien or order by payment, deposit or by bond fixed in a proper proceeding according to law. If the Tenant shall fail to take such action, or shall not cause such lien or order to be discharged within thirty (30) days after the filing thereof, the Owner may pay the amount of such lien or discharge the same by deposit or bond or in any other manner according to law, and pay any judgment recovered in any action to establish or foreclose such lien or order, and any amount so paid, together with the expenses incurred by the Owner, including all reasonable attorney’s fees and disbursements incurred in any defense of any such action, bonding or other proceeding, shall be deemed additional rent.

54.    Wherever reference is made to the building or the Executive Park, it shall mean the building or the Executive Park in which the demised premises are located.

55.    Work Specifications. The plans prepared by Owner in accordance with Article 63 hereof are subject to revision based on the rules and regulations of such reviewing agencies as the local board of inspectors, the state labor department, OSHA and related agencies. Any changes in door swings, arrangements of exits and/or passages mandated by such agencies shall be binding on Owner and Tenant as if they had been incorporated into the original plans as attached hereto. In the case of any common foyers or exit passages mandated by such regulations and used by more than one tenant, the size of such areas or passages and the rent therefore shall be apportioned among the parties in relation to the total square footage which they proportionately occupy, and such charges shall be payable as additional rent hereunder.

Owner shall have the right to add exits, entrances or passageways whenever necessary to comply with present or future regulation by applicable public authority. Tenant shall pay the cost thereof where the requirement for such addition is due solely to Tenant’s special use of Premises

56.    Rules and Regulations:

A.    Owner shall have the right to make reasonable changes to the shape and location of parking areas and the use of same, but no action by Owner shall materially affect access to the leased premises, nor shall Owner do anything which would prevent the availability to the Tenant of the parking spaces described above. Tenant and its officers, employees, agents, customers and invitees shall have the right, in common with Owner and all others to whom Owner has granted or may hereafter grant rights, to use the common areas as designated from time to time by Owner subject to such reasonable rules and regulations as Owner may, from time to time, impose including the designation of special areas in which cars, trucks and other vehicles owned by the Tenant, its officers, employees, agents, customers and invitees (including customers, shippers, etc.) must be parked. Tenant shall, upon request, promptly furnish to Owner the license number of the cars and trucks operated by Tenant, its officers and employees. Tenant shall not at any time interfere with the rights of Owner and other occupants of the building or buildings, their officers, employees, agents, customers and invitees to use any part of the parking areas and other common areas not specifically allocated to Tenant.

B.    In any location where the use of one loading dock interferes with the use of another, such as on or near interior corners, the tenant occupying the larger space shall have priority in case of conflict but shall have no right to unreasonably obstruct access to the tenant occupying the smaller space, or, in no event to block such access or any one period exceeding fifteen (15) minutes in duration.

C.    Without limiting the provisions of Paragraph 35, Owner may promulgate such rules and regulations with regard to the use of common areas as in its judgment may be desirable to improve the convenience thereof, and may close off such areas temporarily for the purposes of making repairs, alterations, to discourage unauthorized parking, or to prevent the loss to Owner of exclusive control over said area.

D.    It shall be Tenant’s responsibility to keep the loading areas free of all refuse and debris and to arrange promptly for removal of any such materials which are not removed as part of Tenant’s regular refuse removal contract. If Tenant fails to remove substances such as, but not limited to miscellaneous lumber, pallets, crates, packing materials, barrels or drums, etc. Owner shall have the right upon three (3) days written notice to remove or to arrange for the removal of such substances, and to charge Tenant the reasonable cost thereof, which shall constitute additional rent under the terms of this Lease. Tenant shall promptly repair any damages to structures, paved areas and other common areas which have been damaged by Tenant, its agents, employees, servants or licensees.

E.    Tenant shall not store any goods outside of the building.

F.    Upon vacating the premises, Tenant shall surrender to Owner originals or duplicate copies of all contracts and invoices in Tenant’s possession for mechanical maintenance, Services for heating and air conditioning equipment, including dates of service and nature of service performed. No security deposit (if then on deposit with Owner) shall be returnable until Tenant has complied with the conditions hereinabove. Nothing contained in this paragraph, however, shall be deemed to give Tenant the right to bind Owner in any way, and no service contract shall run beyond the term of this Lease as same may be terminated hereunder unless consented to in writing by Owner.

G.    Intentionally omitted.

H.    Tenant shall, subject to the other applicable terms of this Lease, remove, on vacating the premises, any private telephone systems, communicating systems or security systems unless Owner has specifically consented in writing to their remaining on the premises.

I.    Wherever Tenant shall have affixed wall coverings, wall fixtures such as wall shelving, hooks, pictures, etc. to the walls and shall have covered, obscured or penetrated Owners standard painted finish, Tenant shall be responsible, upon removal from premises, to leave behind a wall surface that is intact, generally acceptable in color or type, and if not easily repaintable, shall be removed and the surface restored to a paintable condition. Where such wall coverings are serviceable or repairable they may be left in place, at Owner’s discretion.

J.    Tenant shall, upon vacating the premises, promptly surrender to Owner any and all keys to the premises. If keys have not been returned, Tenant shall be liable for the cost to Owner of replacing locks and keys.

K.    No pictures, bulletin boards, notices, etc. shall be affixed to any wall except by ordinary nail or picture hanger, and shall in no way be glued or otherwise permanently affixed in such a manner as to cause damage to the wall surface upon removal.

L.    Notwithstanding anything contained in Article 4 hereof, Tenant may, if approved by Owner in writing, which approval shall not be unreasonably withheld, make interior nonstructural alterations provided Tenant complies with all of the following conditions with respect to any such alteration costing in excess of $25,000.00.

1.    Tenant furnishes Owner a plan of the proposed alterations prior to construction for Owner’s prior written approval;

2.    Tenant furnished Owner with an “as built” plan upon completion of alterations;

3.    Tenant will obtain all governmental permits and pay all applicable governmental fees;

4.    Tenant will use only contractors duly licensed and insured for such work where applicable;

5.    Tenant will perform all alterations in a good and workmanlike manner in accordance with standards at least equivalent to the standard prevailing in the building or buildings of which the demised premises form a part. Any failure partitions fronting on open ceiling space shall be taken to the underside of the roof;

6.    Tenant accepts full responsibility for any changes in sprinklers, passages, Legal exits, etc. which may be necessitated by such alterations and shall not do any work which shall adversely affect the remainder of the building of which the demised premises form a part;

7.    Should such alterations result in any change in assessment due to the improvements made, Tenant will pay all such additional taxes as may become due on account of such alterations or improvements as set forth in Article 36 (c);

8.    Upon vacating the space, Tenant agrees to remove such alterations and to reconstitute the premises to the condition in which they were delivered, normal wear and tear excepted, if so requested by Owner unless Owner has waived this requirement in writing;

9.    In the event Tenant shall be authorized by Owner to remove any partitions, Tenant shall be responsible for any repairs to be specifically authorize to remove said partitions, whether installed by Owner or Tenant. Such partitions shall be deemed part of the realty and shall not be removed. Nothing herein contained shall prevent Owner, however, from requiring Tenant to remove any installation installed by or on behalf of Tenant of whatever nature whatsoever;

10.    Tenant shall not make any installation on or through the roof, nor shall Tenant or Tenant’s agents enter upon the roof or place objects thereon without the specific written permission of Owner’s Maintenance Department which shall specify the time and conditions under which such entry may be obtained. Owner’s Maintenance Department may make such rules and regulations as they deem appropriate to govern Tenant’s use or access to the roof for any purpose whatsoever. Owner makes no representation, implied or expressed, as to the load bearing capacity of the roof at any one point, and Tenant shall be responsible for any construction, reconstruction or reinforcement necessary to make the roof suitable for Tenant’s purposes.

M.    Any equipment installed by Tenant or by Owner on behalf of Tenant which generates noise or vibrations shall be first approved by Owner and shall be installed by Tenant only in locations approved by Owner in writing, and provided such equipment shall be mounted and maintained on shock absorbing pads of a size and material suitable for the equipment so installed. Notwithstanding such approval, Tenant shall be fully liable for the correction of any condition which causes the transmission of sound, noise or vibration through the floor or structure of the building in such a manner as to interfere with the reasonable comfort and enjoyment of other space in the building by other tenants, as determined by Owner.

N.    Owner will give credit for the omission of carpeting in the office area to Tenant. If carpeting is furnished by Owner and if credit has been given towards such carpeting for the omission of the standard vinyl composite floor tile, then, in that event, even though Tenant may have contributed toward the cost of the carpeting, the carpeting will remain the property of the Owner. Where Tenant has paid for carpeting in full, and where such carpeting is installed on the top of standard vinyl composite tile, Tenant may remove carpeting upon vacating the premise provided all tackless installation strips are removed, all floor tile has been repaired or replaced as necessary, and all vinyl base other floor base has been reset to the level of the tile floor, repairing whatever wall or floor damage or repainting may be necessary. Wherever carpeting is installed by the Tenant, by Tenant’s contractors or at Tenant’s direction, no carpeting shall be installed with an integral foam rubber backing, nor shall carpeting be installed by gluing or other forms of cementing directly to the floor. Where such carpeting is installed in contravention to this provision, Tenant shall be liable for the costs of removing such glues or cements and reconstituting the floor to its original condition, and recovering with acceptable carpet installed in an acceptable manner, or with 1/8” vinyl composite tile satisfactory to Owner.

O.    The water and wash closets and plumbing fixtures shall not be used for any purpose other than those for which they were designed or constructed and no sweepings, rubbish, rags, acids or other substances shall be deposited therein, and the expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose clerks, agents, employees or visitors, shall have caused it.

P.    No tenant shall sweep or throw or permit to be swept or thrown from the demised premises any dirt or other substances out of the doors or windows or stairways or loading docks of the building, and Tenant shall not use, keep or permit to be used or kept any foul or noxious gas or substance in the demised premises, or permit or suffer the demised premises to be occupied or used in a manner offensive or objectionable to Owner or other occupants of the building by reason of noise, odors and/or vibrations, or interfere in a way with other tenants of those having business there, nor shall any animals or birds be kept in or about the building.

Tenant shall not bring or permit to be brought or kept in or on the demised premises any illegal amounts of inflammable, combustible or explosive fluid, material, chemical or substance, or cause or permit any odors of cooking or other processes, or any unusual or other objectionable odors to permeate in or emanate from the demised premises.

Q.    No awnings or other projections shall be attached to the outside walls of the building without the prior written consent of Owner.

R.    No sign, advertisement, notice or other lettering shall be exhibited, inscribed, painted or affixed by any Tenant on any part of the outside of the demised premises or the building or on the inside of the demised premises if the same is visible from the outside of the premises without the prior written consent of the Owner, except that the name of Tenant may appear on the entrance door of the premises. In the event of the violation of the foregoing by any tenant, Owner may remove same without any liability, and may charge the expense incurred by such removal to Tenant or Tenants violating this rule. Signs on doors shall be of a size, color and style acceptable to Owner.

S.    Tenant’s use of electrical current shall not exceed the capacity of the then existing feeders to the building or the risers or wiring installation and Tenant may not use any electrical equipment which, in Owner’s reasonable opinion, will overload such installations or interfere with the use thereof by other tenants of the building.

57.    If the Tenant intends to remain in the possession of the premises beyond the termination of the Lease term herein, the Tenant shall give written notice, by Certified Mail, Return Receipt Requested, to the Owner to such effect at least ninety (90) days prior to the date on which Tenant expect to vacate the premises. For the time period which constitutes the holdover tenancy, the monthly rental shall be one hundred and fifty percent (150%) of the total monthly rent paid during the last month of the Lease term herein. Subsequent to the first ninety (90) days of the holdover period the rental shall be that which the Owner shall determine from time to time.

If the Tenant fails to give written ninety (90) days notice as set forth above, and if the Tenant remains in the premises for more than seven (7) days past the expiration of the Lease term herein, then Tenant shall pay to Owner at least three (3) months rent as defined above, from the date on which the Tenant first notifies Owner that it intends to remain on the premises as a holdover tenant whether or not Tenant actually remains in possession of the premises for the full three (3) months subsequent to such notification. If the Tenant remains on the premises as a holdover tenant without having given Owner any notice, Tenant shall pay to Owner rent for a period of three (3) months from the time Tenant vacates the premises. For the period from the expiration of the term until Tenant vacates, the rent shall be as determined above. All rent herein shall be due on the first day of the month. The acceptance of any rent as set forth herein by Owner shall not be deemed to prevent the Owner from commencing a summary proceeding to remove the Tenant as a holdover tenant and collect the aforesaid rent for use and occupancy of said premises.

58.    Tenant shall look solely to the interest of the Owner in the building for the satisfaction of Tenant’s remedies, and no other property or assets of the Owner shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies. For the purposes of this Article 58, “the interest of the Owner in the building” shall be deemed to include Owner’s interest in the proceeds of a sale of the building or in insurance proceeds arising out of a casualty to the building.

59.    Intentionally Omitted.

60.    Any provision of this lease which requires Owner not to unreasonably withhold its consent or approval shall never be the basis for an award of damages or give rise to a right of setoff or termination to Tenant, but may be the basis for a declaratory judgment or specific injunction with respect to the matter in question.

61.    If Tenant shall fail to pay when due any installment of fixed annual rental or any additional rent Tenant shall pay on the fifth day after the due date thereof a late charge equal to five (5%) percent of the unpaid amount. In addition, if Tenant shall fail to pay within ten (10) days after the due date, any installment of fixed annual rental or any additional rent, Tenant shall pay interest thereon at an annual rate equal two percent above the rate designated as its prime rate by JP Morgan Chase Bank (or its successor) as of the due date, such interest being payable for the period from the due date to the date of payment. Such interest shall be deemed additional rent.

62.    (a)    On or before April 24, 2006 Tenant shall deliver to Owner cash, in the amount of $28,300.00, as security for the faithful performance and observance by Tenant of the terms, conditions and provisions of this Lease, including without limitation the surrender of possession of the demised premises to Owner as herein provided. Tenant’s failure to deliver the cash within such ten (10) day period shall be deemed a default by Tenant hereunder. If Tenant defaults in respect of any of the terms, conditions or provisions of this Lease including, but not limited to, the payment of fixed annual rental or additional rent, and Tenant fails to cure any such default within any applicable cure period hereunder (i) Owner may, at the option of Owner (but Owner shall not be required to) apply or retain the whole or any part of such sum so paid to it by Tenant to the extent required for the payment of any fixed annual rental and additional rent or any other sum as to which Tenant is in default, and (ii) Owner shall hold the remainder of such sum paid to it by the Tenant, if any, as security for the faithful performance and observance by Tenant of the terms covenants, and conditions of this Lease on Tenant’s part to be observed and performed, with the same rights as hereinabove set forth to apply or retain the same in the event of any further default by Tenant under this Lease. If owner applies or retains any part of the proceeds of the cash amount deposited by Tenant, Tenant, within five (5) days of demand, shall deposit with Owner the amount so applied or retained so that Owner shall have the full deposit on hand at all times during the term of this Lease (and any extension). Tenant’s failure to do so within five (5) days of receipt of such demand shall constitute a breach of this Lease.

(b)    In the event of a sale or lease of Owner’s interest in the Building and/or the demised premises, Owner shall transfer the cash, together with any other sums then held by Owner as such security, to the vendee or lessee, and Owner thereupon shall be released by Tenant from all liability under this

Paragraph. Tenant agrees to look solely to the new Owner for the return of the cash or any sums collected thereunder and any other security, and it is agreed that the provisions hereof shall apply to every transfer or assignment made of any sums collected thereunder and any other security to a new Owner. Tenant further covenants that it shall not assign or encumber or attempt to assign or encumber any part of such security and that neither Owner nor its successors or assigns shall be bound by any such assignments, encumbrances, attempted assignment, or attempted encumbrance. Owner shall not be required to exhaust its remedies against Tenant before having recourse to such security held by Owner. Recourse by Owner to such security shall not affect any remedies Owner which are provided in this Lease or which are available to Owner in law or equity.

(c)    Within ten (10) days after the expiration or earlier termination of this Lease and Tenant’s surrender of the demised premises as required herein, Owner shall return to Tenant the cash proceeds thereof and/or any sums held as security hereunder that Owner has not applied in accordance with this Article 62.

63.    Owner’s Work and Fixed Rent: (a) Upon execution of this Lease by Tenant, Owner shall prepare or cause to be prepared plans for fit-up work to be performed by Owner in the demised premises (“Plans”), which Plans shall be consistent with Tenant’s drawings previously submitted to Owner. Tenant’s drawings are identified as Exhibit D. The Plans shall be subject to Tenant’s approval, which shall not be unreasonably withheld. If Tenant has not disapproved by notice to Owner (with specifics) the Plans within ten (10) business days after receipt thereof, the Plans shall be deemed approved by Tenant. Owner shall perform the work called for in the Plans, and shall complete the same no later than September 15, 2006. Owner’s work shall be performed in accordance with the specifications and conditions set forth in Exhibits B and C hereto. Upon substantial completion of Owner’s work, Tenant shall promptly remit to Owner payment therefore in the amount of $0.00, which shall be deemed additional rent hereunder.

(b)    The annual fixed rent payable hereunder shall be as follows, with the first lease year commencing on the Commencement Date and each subsequent lease year commencing on the first day of the thirteenth month thereafter:

Annual Fixed Rent	Lease Year(s)
$250,250.00	1-2
$253,750.00	3-4
$262,500.00	5
$270,900.00	6-10

*plus	any additional rent due per Articles 36 and 38.

Upon signing this Lease, Tenant will pay to Owner $24,500.00, which represents Tenant’s first monthly rent obligation for the first lease year of the initial term hereof. This includes the rent due per article 63.b and article 38. Taxes, per article 36 are billed to Tenant upon occupancy and thereafter every June and December.

64.    Intentionally Omitted

65.    If the demised premises are totally damaged or rendered wholly unusable by fire or other casualty within the last year of the initial term or any extended term, Tenant may elect to terminate this lease by notice to Owner written fifteen (15) days after such casualty; whereupon this lease shall expire as if the termination date had occurred and Tenant shall forthwith quit, surrender and vacate the demised premises without prejudice, however, to Owner’s rights and remedies against Tenant hereunder prior to such termination and any rent owing shall be paid to such date.

66.    In the event that Tenant shall desire to sublet the demised premises or to permit the same to be occupied by any person other than Tenant, officers or employees in its entirety, Tenant shall submit in writing to Owner the name of the proposed subtenant or occupant, the nature of and character of its business, the terms and conditions of the proposed subletting, information as to the financial responsibility and standing of the proposed subtenant and such other information as Owner may reasonably request. Simultaneously with such submission, Tenant shall also deliver to Owner a written agreement fully executed and acknowledged by Tenant surrendering the demised premises to Owner. If Owner shall not execute the surrender agreement within fifteen (15) days after receipt thereof, then Owner shall not unreasonably withhold its consent to the proposed subletting. No such consent by Owner to Tenant’s subletting shall constitute a release by Owner of Tenant’s obligations under this Lease, and no such consent shall be deemed to permit subtenant to further sublet any or all of the demised premises. In no event shall Tenant be permitted to advertise the demised premises at a rental less than the prevailing or reasonable rental for similar space at the time of the execution of such sublease. Tenant shall have the herein right to sublet the demised premises provided Tenant is not then in default beyond any applicable cure period under the terms and conditions of this lease. The word “surrender” as used above shall imply that if Owner accepts such surrender, Tenant shall thereafter be relived of any further obligations under this Lease. Tenant shall not sublet any portion of the premises nor assign, mortgage or encumber this lease without the prior written consent of Owner in each instance. Notwithstanding the foregoing, without Owner’s consent and without Owner’s right to recapture the Premises but upon ten (10) days’ prior notice to Owner, this Lease may be assigned, or the Premises may be sublet, to any entity which is an Affiliate, or Successor of Tenant. Within ten (10) days after the execution of any such assignment or sublease, Tenant shall deliver a complete copy of the documentation to Owner. For the purposes of this Section, an “Affiliate” means any entity controlling, controlled by or under common control with Tenant. A “Successor” means any entity which acquires all or substantially all of the assets of Tenant or which survives a statutory merger or consolidation which Tenant, provided that such entity has assets and a net worth at least equal to that of Tenant on the date of such acquisition or corporate transaction. If thereafter the transferee shall no longer be an Affiliate of Tenant, that shall be deemed a new assignment or sublease, as the case may be, subject to this paragraph.

67.    Except in case of emergency, any entry by Owner into the demised premises as permitted hereunder shall be made upon reasonable prior notice to Tenant, which may include notice by telephone.

68. ENVIRONMENTAL	REQUIREMENTS FOR HAZARDOUS WASTE AND MATERIALS:

A.    No activity shall be undertaken on the demised premises or property of which it is a part (“Premises”) which would cause (i) the premises to become a hazardous waste treatment, storage or disposal facility in violation of the Solid Waste Disposal Act, as amended, 42 U.S.C. 6901 et seq., as the same may be amended, from time to time (“RCRA”), or any similar state laws, regulations or local ordinances, (ii) a release or threatened release of any hazardous substance from the premises which would cause Owner to incur response costs under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. 9601-9657, as the same may be amended from time to time (“CERCLA”), or any similar state laws, regulations or local ordinances, (iii) the discharge of pollutants into any waters of the United States, or the emission of any air pollutant, in violation of either the Clean Water Act, as amended, 33 U.S.C. 1251 et seq., or the Clean Air Act, as amended, 42 U.S.A. 7401, et seq., or any similar state laws, regulations or local ordinances, or (iv) the manufacture, processing, distribution in commerce, use, or disposal of any chemical substance or mixture in violation of the Toxic Substances Control Act, 15 U.S.C. Section 2601, et seq. (the “Act”);

B.    Tenant shall comply strictly and in all respects with the requirements of the Environmental Laws and shall notify Owner promptly in the event of any violation upon the Premises, and shall promptly forward to Owner copies of all orders, notices, permits, applications or other communications and reports in connection with any such violation or any other matters relating to the Environmental Laws as they may affect the Premises;

C.    Tenant shall indemnify Owner and hold Owner harmless from and against all loss, liability, damage and expenses, including attorney’s fees, suffered or incurred by Owner, its successors or assigns (i) under or on account of the Environmental Laws, including the assertion of any lien thereunder; (ii) with respect to any violation affecting the premises; and (iii) with respect to any other matters affecting the premises or any interest therein and governed by the provisions of the Environmental Laws or involving directly or indirectly, the use, generation, treatment or storage or disposal of any hazardous or toxic chemical, material substance or waste;

D.    In the event of any violation affecting the premises, if Tenant shall fail to comply with any of the requirements of the Environmental Laws, Owner may at its election, but without the obligation to do so, give such notices and/or cause such work to be performed at the premises and/or take any and all other actions as Owner shall deem necessary to advisable in order to remedy said violation or cure said failure of compliance, and any amounts paid as a result thereof, together with interest thereon at the interest rate after default set forth in the Lease from the date of payment by Owner, shall be immediately due and payable by Tenant to Owner as additional rent and shall to the extent permitted by law have the benefit of any lien hereby created as a part of this Lease. The occurrence, presence or discharge of any pollutants or hazardous waste shall not constitute an Event of Default under this Lease so long as Tenant complies with the requirements of Environmental Laws as provided above.

Wherever the Environmental Law statute or regulation requires the “owner or operator” to do any act, or obtain a permit, Tenant shall do such act or obtain such permit at its sole cost and expense, it being the intention of the parties hereto that Owner shall be free of all expenses and obligations arising from or in connection with compliance therewith and that Tenant shall fulfill all such obligations and pay all such expenses.

The Tenant shall promptly notify the Owner in writing of any order or pending or threatened action by any regulatory agency or other governmental body, or any claims made by any third party, relating to Hazardous Materials on, or emanations from, the premises, and shall promptly furnish the Owner with copies of any correspondence of legal pleadings in connection therewith.

In addition, the Owner shall have the right, but shall not be obligated, to notify any state, federal or local governmental authority of information which may come to its attention with respect to Hazardous Materials on or emanating from the premise and Tenant irrevocably releases Owner from any claims of loss, damage, liability, expense or injury relating to or arising from, directly or indirectly, any such disclosure.

Following (i) any spill affecting the premises, (ii) any claim of any violation of the Environmental Laws with respect to the premises, (iii) any order, action or threatened action by any regulatory agency or other governmental body, or any claim made by any third party, relating to Hazardous Materials on, or emanations from the premises, (iv) or at such other time or times as may under the circumstances be reasonable during the term of this Lease, or at any time following the occurrence of an Event of Default, the Owner may require the Tenant to provide the Owner, at the expense of the Tenant, an inspection or audit of the premises, prepared by a qualified consultant approved by Owner, certifying as to the presence or absence of Hazardous Materials, or to permit the Owner to so inspect or audit the premises at the Tenant’s expense, and Tenant hereby grants Owner, its employees, agents, and independent contractors, the right to enter upon the premises for the purpose of conducting tests, soil borings, the installation of monitoring wells and such other tests as Mortgagee deems necessary or desirable.

E.    Survival of Lease Expiration. Tenant agrees that each and every provision of these provisions shall survive the expiration or earlier termination of the terms of this lease, the parties hereto expressly acknowledging and agreeing that Owner would not enter into this lease but for the provisions of these provisions and the aforesaid survival thereof.

69.    Guaranty. On February 2, 2006, the Owner received a Guaranty from Teavana Holdings, Inc a Delaware corporation. This Guaranty is attached to the Lease as Exhibit “G”. This Guaranty is hereby ratified and confirmed to be in full force and effect.

IN WITNESS WHEREOF, Owner and Tenant have respectively signed and sealed this Lease as of the day and year first above written.

FOR:	500 LONG BEACH, LLC

	BY:	Stratford Land Development Company Limited Partnership
		Its:	Managing Member

	BY:	The Stratford Industrial Corporation
		Its:	General Partner

	BY:	/s/ James R. Caissy
James R. Caissy
		Its:	Vice President

FOR:	St Acquisition Company

	BY:	/s/ Juergen Link Juergen Link
		Its:	President

STATE OF CONNECTICUT	)
)
COUNTY OF FAIRFIELD	)

The foregoing instrument was acknowledged before me this 9th day of February 2006 by Juergen Link,                      [title] on behalf of St. Acquisition Company a Connecticut corporation, on behalf of the corporation.

/s/ Yolanda Mitchell Notary Public My Commission Expires:6/30/06

STATE OF CONNECTICUT	)
)
COUNTY OF FAIRFIELD	)

The foregoing instrument was acknowledged before me this      day of February 2006 by James R. Caissy, manager on behalf of 500 Long Beach, LLC a Connecticut limited liability company, on behalf of the company.

/s/ Yolanda Mitchell Notary Public My Commission Expires:6/30/06

Exhibit A

2/9/06

A-1

EXHIBIT B

STRATFORD EXECUTIVE PARK

BUILDING STANDARD WORK LETTER

STRATFORD EXECUTIVE PARK consists of attractive campus-type office and flexible use buildings. Glass front entrance doors are provided as necessary. Discretely concealed loading docks and delivery doors are provided in the rear of the building. Parking in provided along the front elevation and in the rear delivery areas. The entire perimeter is attractively landscaped. Grounds and the building roof and structure will be maintained by the Owner.

Some of the following items are already existing and in place. Owner agrees at its sole expense and without charge to Tenant to do the work shown on Exhibit “D” (Owner’s Work) per the following Standard Work Letter in the demised premises within 500 Long Beach Boulevard.

WINDOWS:	Tinted double-glazed insulating glass set in square tubing.

FLOOR SLAB:	Concrete slab on grade with wire mesh reinforcement. Load capacity 350 lbs/psf +/-.

INTERIOR:	As per agreed by lessor & lessee. See Exhibit D, PARTITIONS.

DOORS:	Solid core 3’0” x 7’0” doors (lesser widths for closets, rest rooms and other special areas. Doors shall be provided as per exhibit D. Doors to be paint grade and undercut for air movement.

CEILINGS:	Office areas: 5/8” acoustical mineral board, 2’x4” tiles in a suspended T-grid system. Unfinished areas will have open ceilings.

LIGHTING:	Office area: recessed 2’ x 4”, 4 lamp, 40 watt fluorescent fixtures with acrylic lenses, approximately one fixture for each 80 square feet of ceiling area. Unfinished area: 400 watt metal halide fixtures set on bar joists, approximately one fixture for each 750 square feet of floor space.

OUTLETS:	In the office areas, duplex convenience outlets will be supplied at the rate of approximately one outlet for each 125 square feet.

SWITCHES:	Wall switches will be provided in each private office and at entrance to open areas.

PLUMBING:	Copper water lines. Plastic storm drains and plastic sanitary sewer lines.

FLOORS:	Office areas, carpeting or 1/8” 12 x 12 vinyl composite floor tile. Other areas, concrete.

COLUMNS:	Structural steel. Average bay size: 38’6” x 49’.

LAVATORIES:	As per Exhibit “D”. Semigloss paint on walls and VCT flooring. Multiple W.C.’s enclosed in floor mounted metal partitions. Standard white fixtures include: water closets, urinals, sinks, flushometers, miscellaneous toilet accessories, mirrors, and exhaust fans.

HVAC:	Office areas: combination rooftop heating and air conditioning units with full ducted delivery system. Heating is gas fired. Unfinished areas are furnished with gas fired unit heaters.

PAINTING:	All partitions will be painted with eggshell finish latex paint. Exposed metal surfaces, such as convector enclosure, metal doors and bucks will be pained with semi-gloss enamel. Colors to be selected from Owner’s standard Color Chart.

ELECTRIC SERVICE:	4 wire, 3 phase, 277/480 volt service. Separate meter or sub-meter installed on premises.

GAS SERVICE:	Heat supplied by gas unit; separate meter or sub-meter installed on premises.

HOT WATER:	Individual electrical hot water heater.

SPRINKLER SYSTEM:	Automatic wet pipe system installed throughout.

CEILING HEIGHT:	Office area hung ceiling: approximately 9’. Unfinished areas: to joists, 24’ clear +/-.

DELIVERY SYSTEM:	Two 8’ x 10’ loading dock doors with seals as per Exhibit D.

EXTERIOR CONCRETE PAD:	One concrete pad for reuse container as shown on Exhibit D.

ENTRANCES:	Individual aluminum glass entry door in office area.

ROOFING:	Exposed metal decking with a equivalent R-19 insulation, Certainteed Black Diamond base and APP modified bitumen smooth surfaced membrane.

SUBSTITUTIONS:	Tenant may substitute like items for Building Standard items but no credits for building items so substituted. No credit will be given for building items not utilized by Tenant.

The following items pertinent to tenant’s space are not furnished by Owner and will be at Tenant’s initiative and expense.

TELEPHONES:	Tenant shall make arrangements for installation of telephone service. Owner will not provide or initiate such service.

ENTRY ALARM SYSTEM:	Tenant shall make arrangements for installation of alarm system, or use of any existing one already on the premises.

OPTIONAL ITEMS:	Wall, ceiling and floor finishes other than standard, including accent colors, and more than one color per room. Glass and sound conditioned partitions. Extra width and full heighted doors. Dedicated electric circuits and electric outlets other than in office areas.

EXHIBIT C

WORK SPECIFICATIONS

Utility-Warehouse Area

Heating is provided by means of gas-fired suspended warm air furnaces, to maintain 60-degree F. when outside temperature is zero degrees F. with a maximum wind velocity of 15 MPH, providing tenant is not exhausting heater air in which case tenant shall provide fresh air make-up heater. At truck bay, heating system will maintain 50-degrees F. (at 0-degree outside with a 15 MPH wind velocity) based on intermittent use of outside doors.

Office Area

Entire office area is heated and air conditioned by a roof-mounted combination heating/cooling unit and a duct system to maintain, for heating, 70’F. inside when outside temperature is 0’F., with a maximum wind velocity of 15 MPH and, for cooling inside 80’F. dry bulb with a 50% relative humidity when outside temperature is 95’F dry bulb and 75’F. wet bulb. Air conditioning specifications are designed on the basis of doors and windows being closed, as well as all areas in the air conditioned premises being provided with Venetian blinds, shades or drapes which shall be closed, depending on the position of the sun.

Electric Service

Electric Service furnished to the premises shall be 400 Amperes 277/480V, 3 phase 4 wire.

Floor Load

Floors are rated for a maximum load of 350 lbs. per square foot.

Rest Rooms

Office: 2 rest rooms with 1 lavatory and 1 water closet. Warehouse: 1 rest room with two lavatories and one water closet. 1 rest room with one water closet, two urinals and two lavatories. (w.c. enclosed in flush-type floor-mounted metal compartment). Plumbing fixtures to be white.

All selections or designations to be made by tenant are to be made within five (5) business days after request by Owner. If tenant has not made designations or selections within said period, the Owner shall be authorized to do so on behalf of the tenant.

C-1

Exhibit D

2/9/06

15'
15'
10'
10'
43'6"
15'
15'
15'
34'10"
34'10"
15'
15'
15'
20'
20'
10'
36'9"
35,000 SF
150'
233.33'
(2)8'x10' Dock Doors

jenny.ma@dlapiper.com
Teavana / 14.04.2011 11:42
Confidential

.1 2006 02-02 500 Long Beach Blvd lease_executed2.pdf] [Page 38 of 43]

D-1

EXHIBIT G

GUARANTY

GUARANTY made this 2nd day of February, 2006, by Teavana Holdings, Inc., a Delaware corporation with its principal office at One Live Oak Center, 3475 Lenox Road, Suite 960, Atlanta, GA 30326 (“Guarantor”), to 500 Long Beach LLC, a Connecticut limited liability company with its principal office at 300 Long Beach Boulevard, Stratford, CT 06615 (“Owner”).

PRELIMINARY STATEMENT

In order to induce Owner to enter into a lease dated the date hereof (the “Lease”) with ST Acquisition Company (“Tenant”), a wholly-owned subsidiary of Guarantor, covering the premises at 500 Long Beach Boulevard, Stratford, Connecticut, and for other good and valuable consideration, receipt of which is hereby acknowledged, Guarantor agrees as follows:

1.	Guaranty.

Guarantor guarantees that all sums stated in the Lease to be payable by Tenant will be promptly paid in full when due, whether at maturity, by acceleration of otherwise, in accordance with the provisions thereof, and that Tenant will perform and observe each and every covenant, agreement, term and condition in the Lease to be performed or observed by Tenant. Guarantor also guarantees those representations made by Tenant in the Lease. Anything in this Guaranty to the contrary notwithstanding, if (a) Tenant shall default under the Lease beyond any applicable cure period, (b) Owner shall terminate the Lease and (c) Tenant shall promptly vacate the leased premises in accordance with the requirements of the Lease, then Guarantor’s liability under this Guaranty shall not exceed $293,000 plus collection from Guarantor.

2.	Absolute Nature; Costs of Collection.

This Guaranty stall be irrevocable, unconditional and absolute, and if for any reason any such sums or any part thereof, shall not be paid by Tenant promptly when due, Guarantor shall immediately pay the same to Owner pursuant to and in accordance with the provisions of the Lease, regardless of any defenses or rights of set-off or counterclaim which Tenant may have or assert; regardless of whether Landlord shall have taken any steps to enforce any rights against Tenant or any other person to collect such, or any part thereof; and regardless of any other condition or contingency. Guarantor shall also pay to Landlord such further amount as shall be sufficient to cover the reasonable cost and expense of collecting such sums, or part thereof, or of otherwise enforcing the Lease or this Guaranty, including without limitation, in any case, reasonable counsel fees, court costs and other litigation expenses. Upon Tenant’s failure to perform or observe any covenant agreement, term or condition in the Lease to be performed or observed by Tenant Guarantor will promptly perform and observe the same or cause the same promptly to be performed or observed.

3.	No Release; Bankruptcy.

(a)    The obligations, covenants, agreements and duties of Guarantor under this Guaranty shall in no way be affected or impaired by reason of the happening from time to time of any of the following, although without notice to or the further consent of Guarantor:

(i)    the waiver by Owner of the performance or observance by Tenant or Guarantor of any of the agreements, covenants, terms or conditions contained in the Lease or this Guaranty;

(ii)    the extension, in whole or in part, of the time for payment by Tenant or Guarantor of any sums owning or payable under the Lease or this Guaranty, or of any other sums or obligations under or arising out of or on account of the Lease or this Guaranty;

(iii)    any assignment of the Lease or subletting of the demised premises thereunder or any part thereof;

(iv)    the modification or amendment (whether material or otherwise) of any of the obligations of Tenant or Guarantor under the Lease or this Guaranty;

(v)    the renewal, extension or renegotiation of the term of the Lease;

(vi)    any failure, omission or delay on the part of Owner to enforce, assert or exercise any right, power or remedy conferred on or available to it in or by the Lease or this Guaranty, or any action on the part of Owner granting indulgence or extension in any form whatsoever;

(vii)    the voluntary or involuntary liquidation, dissolution, sale of all or substantially all of the assets, marshaling of assets and liabilities, receivership, conservatorship, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of, or other similar proceedings affecting, Tenant or any of its assets;

(viii)    the release of Tenant from the performance or observation of any of the agreements, covenants, terms or conditions contained in the Lease by operation of law;

(ix)    the inability of Owner to enforce any provision of the Lease for any reason;

(x)    the disposition by Guarantor of part or all of the outstanding stock of Tenant; or

(xi)    the death, disability or termination of partnership status of one or more of the persons constituting Guarantor.

(b)    Owner’s recovery against Guarantor hereunder shall not be affected by the amount of any allowable claim in a bankruptcy proceeding involving Tenant or any other proceeding of the type described in subparagraph (a)(vii) herein and involving Tenant (except to the extent of any amount actually recovered in such a proceeding).

4.	Assumption of Obligations.

In the event of the rejection or disaffirmance of the Lease by Tenant or Tenant’s trustee in bankruptcy pursuant to the federal bankruptcy law or any other law affecting creditors’ rights, Guarantor will, and does hereby (without the necessity of any further agreement or act), assume all obligations and liabilities of Tenant under the Lease, to the same extent as if (a) it were originally named Tenant under the Lease, and (b) there had been no such rejection or disaffirmance. Guarantor will confirm such assumption in writing, at the request of Owner, upon or after such rejection or disaffirmance, and Guarantor shall upon such assumption (to the extent permitted by law) have all rights of Tenant under the Lease.

5.	Waiver of Rights to Subrogation and Reimbursement.

Following any payment or payments made by Guarantor hereunder, or any application by Owner of any security deposit under the Lease, Guarantor shall not assert or exercise any rights of Owner against Tenant to recover the amount of any such payment by such Guarantor hereunder or the value of any such collateral by way of subrogation, reimbursement, contribution, indemnity or otherwise arising by contract or operation of law; and Guarantor shall not have any right of recourse to or any claim against assets or property of Tenant, whether or not the obligations hereunder have been satisfied, all of such rights being herein expressly waived by Guarantor. If any amount shall nevertheless be paid to Guarantor by Tenant, such amount shall be held in trust for the benefit of Owner and shall forthwith be paid to Owner to be credited and applied to the obligations hereunder, whether matured or unmatured. The provisions of this Paragraph shall survive the termination of this Guaranty and any satisfaction and discharge of Tenant by virtue of any payment, court order or any federal or state law.

6.	Separate Action.

Guarantor agrees that all of its obligations under this Guaranty are independent of the obligations of Tenant under the Lease and that a separate action may be brought against it, whether or not an action is commenced against Tenant under the Lease.

7.	Applicable Law; Jurisdiction.

This Guaranty shall be construed in accordance with the laws of the State of Connecticut. Guarantor hereby consents that suit may be bought against it under this Guaranty in any federal, state or local court in the State of Connecticut. Guarantor hereby submits to personal jurisdiction in the State of Connecticut and hereby waives any immunity from jurisdiction, process or attachment, with respect to itself or its property. Guarantor consents that service of process in any action or proceeding may be made by personal service upon Guarantor wherever Guarantor may be then located or by certified or registered mail directed to Guarantor at Guarantor’s last known address.

8.	Miscellaneous.

This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors, assigns, heirs and personal representatives. This Guaranty may not be modified or amended except by a written agreement duly executed by Guarantor and Owner.

IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be executed by its officer thereunto duly authorized.

For:	Teavana Holdings, Inc.

Andrew Mack Its CEO

STATE OF	)
)
COUNTY OF	)

The foregoing instrument was acknowledged before me this                                  by Andrew Mack, its                             on behalf of Teavana Holdings, Inc. a Delaware corporation, on behalf of the corporation.

Notary Public My Commission Expires: